Filed Pursuant to Rule 424(b)(2)
Registration No. 333-178960

UBS AG Trigger Autocallable Yield Optimization Notes

UBS AG

November 25, 2013

PRODUCT SUPPLEMENT

(To Prospectus dated January 11, 2012)

Product Supplement

UBS AG Trigger Autocallable Yield Optimization Notes

Linked to Common Stock or Exchange Traded Fund Shares

UBS AG from time to time may offer and sell Trigger Autocallable Yield Optimization Notes, which we refer to as the “Notes”, linked to either (i) an underlying common stock, including American depositary shares or (ii) shares of an exchange traded fund (each, an “underlying equity”). This product supplement describes some of the general terms that may apply to the Notes and the general manner in which they may be offered. The specific terms of any Notes that we offer, including the name and issuer of the underlying equity, and the specific manner in which such Notes may be offered, will be described in an applicable pricing supplement to this product supplement (the “applicable pricing supplement”). If there is any inconsistency between the terms described in the applicable pricing supplement and those described in this product supplement or in the accompanying prospectus, the terms described in the applicable pricing supplement will be controlling. The general terms of the Notes are described in this product supplement and, unless otherwise specified in the applicable pricing supplement, include the following:

Issuer:	UBS AG

Booking Branch:	The booking branch of UBS will be specified in the applicable pricing supplement.

Issue Price:	The issue price per Note will be set equal to 100% of the principal amount of each Note.

Principal Amount:	The principal amount of each Note will be equal to the initial price of the underlying equity as set forth in the applicable pricing supplement. The “initial price” means the closing price of the underlying equity on the trade date as specified in the applicable pricing supplement (as may be adjusted in the case of certain corporate events as described under “General Terms of the Notes — Antidilution Adjustments”).

Coupon:	We will pay you interest during the term of the Notes, periodically in arrears, at the coupon rate per annum and on the coupon payment dates set forth in the applicable pricing supplement.

Call Feature:	The Notes will be called automatically if the closing price of the underlying equity on any observation date is greater than or equal to the initial price. If the Notes are called on any observation date, UBS will pay on the applicable call settlement date a cash payment per Note that you hold equal to your principal amount plus the applicable coupon otherwise due on such date pursuant to the coupon feature.

Payment at Maturity:	If the Notes are not called on any observation date, at maturity, UBS will deliver to you:

†

An amount in cash equal to your principal amount, if the closing price of the underlying equity on a date specified in the applicable pricing supplement (the “final valuation date”) is greater than or equal to a specified price (the “trigger price”). You will not participate in any appreciation of the underlying equity; or

†

As specified in the applicable pricing supplement, either the share delivery amount or the cash equivalent (each, as defined below) for each Note you own, if the closing price of the underlying equity on the final valuation date (the “final price”) is less than the trigger price. The “share delivery amount” means one share of the underlying equity, as such share delivery amount may be adjusted in the case of certain corporate events as described under “General Terms of the Notes — Antidilution Adjustments”. “Cash equivalent” means an amount of cash, in U.S. dollars, equal to the product of the share delivery amount and the final price. Under certain circumstances, you may receive cash in lieu of all or a portion of a share delivery amount otherwise required to be delivered pursuant the terms of the applicable pricing supplement, as described under “General Terms of the Notes”.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that they do not guarantee any repayment of your initial investment. If the Notes are not called on any observation date, you may lose some or all of your investment. Specifically, if the Notes are not called and the final price is greater than or equal to the trigger price, your initial investment will be repaid. If the Notes are not called and the final price is less than the trigger price, UBS will deliver to you either the share delivery amount or the cash equivalent at maturity, the value of which is expected to be worth significantly less than your principal amount resulting in a loss of some or all of your initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Observation Dates:	One or more dates that will be specified in the applicable pricing supplement. Observation dates are subject to postponement in the event of certain market disruption events as described under “General Terms of the Notes — Market Disruption Events”. Unless otherwise specified in the applicable pricing supplement, the final observation date will be the “final valuation date” (which will generally be a date approximately three to five business days before the maturity date of the Notes, subject to adjustment upon the occurrence of a market disruption event).

Call Settlement Date:	If the Notes are called on any observation date, the call settlement date will generally be two business days following that observation date. The last possible call settlement date will be the maturity date.

No Listing:	The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Calculation Agent:	UBS Securities LLC

The applicable pricing supplement will describe the specific terms of the Notes, including any changes to the terms specified in this product supplement.

See “Risk Factors” beginning on page PS-14 of this product supplement for risks related to an investment in the Notes.

To help investors identify appropriate structured products, UBS organizes its structured products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Notes are classified by UBS as an Optimization Strategy for this purpose. For a more detailed description of each of the four categories, please see “Structured Product Categorization” beginning on page PS-8.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of the Notes or passed upon the adequacy or accuracy of this product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

UBS Investment Bank	UBS Financial Services Inc.

Product Supplement dated November 25, 2013

ADDITIONAL INFORMATION ABOUT THE TRIGGER AUTOCALLABLE YIELD OPTIMIZATION NOTES

You should read this product supplement together with the prospectus dated January 11, 2012, relating to our Medium Term Notes, Series A, of which the Notes are a part, and any applicable pricing supplement relating to the Notes that we may file with the Securities and Exchange Commission (the “SEC”) from time to time. You may access these documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

†	Prospectus dated January 11, 2012: http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

Our Central Index Key, or CIK, on the SEC Website is 0001114446.

You should rely only on the information incorporated by reference or provided in this product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this product supplement is accurate as of any date other than the date on the front of the document.

Product Supplement

Product Supplement Summary	PS-1
Hypothetical Payment Amounts on Your Notes	PS-13
Risk Factors	PS-14
General Terms of the Notes	PS-27
Use of Proceeds and Hedging	PS-45
Supplemental U.S. Tax Considerations	PS-46
ERISA Considerations	PS-55
Supplemental Plan of Distribution (Conflicts of Interest)	PS-56

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Information	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	6
UBS	7
Use of Proceeds	9
Description of Debt Securities We May Offer	10
Description of Warrants We May Offer	30
Legal Ownership and Book-Entry Issuance	45
Considerations Relating to Indexed Securities	50
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	53
U.S. Tax Considerations	55
Tax Considerations Under the Laws of Switzerland	66
Benefit Plan Investor Considerations	68
Plan of Distribution	70
Conflicts of Interest	72
Validity of the Securities	73
Experts	73

Product Supplement Summary

This product supplement describes the terms that will apply generally to the Notes. On the trade date, UBS AG will prepare a pricing supplement that, in addition to the identity of the underlying equity and any changes to the general terms specified below, will also include the specific pricing terms for that issuance. Any pricing supplement should be read in connection with this product supplement and the accompanying prospectus.

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this product supplement, when we refer to the “Notes”, we mean Trigger Autocallable Yield Optimization Notes. Also, references to the “accompanying prospectus” mean the accompanying prospectus of UBS, titled “Debt Securities and Warrants”, dated January 11, 2012. References to the “applicable pricing supplement” mean the pricing supplement that describes the specific terms of your Notes unless the context otherwise requires.

What Are the Trigger Autocallable Yield Optimization Notes?

Trigger Autocallable Yield Optimization Notes, or the “Notes”, are unsubordinated, unsecured debt securities issued by UBS AG, the return on which is linked to the performance of either (i) an underlying common stock or (ii) shares of an exchange traded fund (each, an “underlying equity”). As used in this product supplement, the term “common stock” includes non-U.S. equity securities issued through depositary arrangements such as American depositary shares (“ADS”). We refer to the common stock represented by an ADS as “foreign stock”. If the underlying equity is an ADS, the term “foreign stock issuer” refers to the issuer of the foreign stock underlying that ADS. The “final valuation date” will be a date specified in the applicable pricing supplement (which will generally be a date approximately three to five business days before the maturity date of the Notes, subject to adjustment upon the occurrence of a market disruption event (as described herein)).

The principal amount of each Note will be equal to the initial price of the underlying equity as set forth in the applicable pricing supplement. The “initial price” means the closing price of the underlying equity on the trade date specified in the applicable pricing supplement. Regardless of how the underlying equity performs, for each offering of the Notes in which you invest, we will pay you interest during the term of the Notes, periodically in arrears, at the coupon rate per annum and on the coupon payment dates set forth in the applicable pricing supplement for each offering of the Notes.

If the closing price of the underlying equity is greater than or equal to the initial price on the relevant observation date, the Notes will be called automatically (an “automatic call”). If the Notes are called on any observation date (other than the final observation date), the call settlement date will generally be two business days following that observation date. If the Notes are called on the final observation date, the call settlement date will be the maturity date. If we call the Notes on any observation date, UBS will pay on the applicable call settlement date a cash payment per Note that you hold equal to your principal amount plus the applicable coupon otherwise due on such date pursuant to the coupon feature. Once called, no further amounts will be owed to you under the Notes.

If the Notes are not called on any observation date, at maturity, for the applicable offering of the Notes in which you invest, we will either (i) pay you an amount in cash equal to the principal amount of your Notes or (ii) deliver to you the share delivery amount or pay you the cash equivalent (as specified in the applicable pricing supplement) for each Note you own. As used in this product supplement, “share delivery amount” means one share of the underlying equity, as such share delivery amount may be adjusted (along with a corresponding adjustment to the trigger price) in the case of certain corporate events as described under “General Terms of the Notes — Antidilution Adjustments”. As used in this product supplement, “cash equivalent” means an amount of cash, in U.S. dollars, equal to the product of

(i) the share delivery amount multiplied by (ii) the final price, where “final price” means the closing price of the underlying equity on the final valuation date. Whether you receive at maturity (i) cash equal to the principal amount of your Notes or (ii) the share delivery amount or the cash equivalent will depend upon the final price of the underlying equity and if the final price is less than the trigger price. In the event that the calculation agent adjusts the share delivery amount to take account of one or more corporate events, a corresponding adjustment will be made to the trigger price. The applicable pricing supplement will specify whether, in the event that the final price is less than the trigger price, UBS will deliver to you the share delivery amount or the cash equivalent at maturity.

Unless otherwise specified in the applicable pricing supplement, if the Notes are not called on any observation date, at maturity, for the applicable Notes that you hold, UBS will deliver to you:

†

Principal amount in cash — If the final price of the underlying equity is greater than or equal to the trigger price, we will pay you an amount in cash equal to the principal amount of your Notes. You will not participate in any appreciation of the underlying equity.

Or

†

Share delivery amount or the cash equivalent (as specified in the applicable pricing supplement) — If the final price of the underlying equity is less than the trigger price, we will, as specified in the applicable pricing supplement, either (i) deliver to you the share delivery amount or (ii) pay you the cash equivalent. The share delivery amount or the cash equivalent you receive at maturity is expected to be worth significantly less than your principal amount of your Notes and may have no value at all. If we deliver to you the share delivery amount at maturity, such share delivery amount may consist of the underlying equity or, following one or more adjustments to such amount by the calculation agent as provided under “General Terms of the Notes — Antidilution Adjustments — Reorganization Events” below, may consist of such “distribution property” as may be determined by the calculation agent. Under certain circumstances, you may receive the cash equivalent in lieu of all or a portion of a share delivery amount otherwise required to be delivered pursuant the applicable pricing supplement, as described under “General Terms of the Notes — Antidilution Adjustments — Reorganization Events”, “General Terms of the Notes — Delisting or Suspension of Trading of the Underlying Stock”, “General Terms of the Notes — Delisting of ADSs or Termination of ADS Facility” and “General Terms of the Notes — Delisting, Discontinuance or Modification of an ETF”.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that they do not guarantee any repayment of your initial investment. If the Notes are not called on any observation date, you may lose some or all of your investment. Specifically, if the Notes are not called and the final price is greater than or equal to the trigger price, your initial investment will be repaid. If the Notes are not called and the final price is less than the trigger price, UBS will deliver to you either the share delivery amount or the cash equivalent at maturity, the value of which is expected to be worth significantly less than your principal amount resulting in a loss of some or all of your initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Coupon payments will be made regardless of the performance of the underlying equity (subject to a prior automatic call), subject to the creditworthiness of UBS.

The applicable pricing supplement will specify the underlying equity, the trade date, the observation dates and the final valuation date, as well as the respective terms of each offering of the Notes, including the coupon payment dates, the coupon rate per annum, the initial price and the trigger price.

If an event occurs that may require antidilution adjustments, as described under “General Terms of the Notes — Antidilution Adjustments” below, the calculation agent may make adjustments to the share delivery amount, the initial price and the trigger price, including any adjustments not described in this product supplement or in the applicable pricing supplement, with a view to offsetting, to the extent practical, any change in your economic position as a holder of the Notes that results solely from that event. The calculation agent may modify any terms as necessary to ensure an equitable result.

We may issue separate offerings of the Notes that are identical in all respects, except that each offering is linked to the performance of a different underlying equity and is subject to the particular terms set forth in the applicable pricing supplement. Each offering of the Notes is a separate and distinct security and you may invest in one or more offerings of the Notes as set forth in the applicable pricing supplement. The performance of each offering of the Notes will depend upon the performance of the underlying equity to which such Notes are linked and will not depend on the performance of any other offering of the Notes.

Any payment or delivery to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose your entire principal amount.

The Notes are part of a Series

The Notes are part of a series of debt securities entitled “Medium Term Notes, Series A” that we may issue from time to time under our indenture, which is described in the accompanying prospectus. This product supplement summarizes general financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described under “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this product supplement) modify or supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Specific Terms of each Note will be described in Applicable Pricing Supplements

The specific terms of your Notes will be described in the applicable pricing supplement accompanying this product supplement. The terms described there modify or supplement those described here and in the accompanying prospectus. If the terms described in the applicable pricing supplement are inconsistent with those described here or in the accompanying prospectus, the terms described in the applicable pricing supplement are controlling.

Any applicable pricing supplement should be read in connection with this product supplement and the accompanying prospectus.

Selected Purchase Considerations

Subject to the specific terms of your Notes as described in the applicable pricing supplement, an investment in the Notes may offer the following features:

†

Automatic Call — The Notes will be called automatically if the closing price of the underlying equity is greater than or equal to the initial price on any observation date, including the final valuation date. If the Notes are called, your return will be equal to your principal amount plus the applicable coupon for that date and no further amounts will be owed to you.

†	Enhanced Coupon Payment — For each offering of the Notes in which you invest, UBS will pay interest on the principal amount, at the coupon rate per annum and on the coupon payment dates set forth in the applicable pricing supplement for each offering of the Notes, regardless of the performance of the underlying equity. Coupon payments are designed to compensate you for the risk that, if the final price is less than the trigger price, we may deliver to you a share delivery amount or pay you a cash equivalent at maturity that, in each case, is worth less than your principal and that may have no value at all.

†

Contingent repayment of principal — If the Notes are not called on any observation date, we will pay you an amount in cash equal to the principal amount of your Notes if the final price of the underlying equity is greater than or equal to the trigger price and you hold the Notes to maturity, subject to the creditworthiness of UBS. You will not participate in any appreciation of the underlying equity at maturity. If (i) the Notes are not called on any observation date and (ii) the final price of the underlying equity is less than the trigger price, you will be fully exposed to the negative underlying equity return and we will, as specified in the applicable pricing supplement, deliver to you either (i) the share delivery amount or (ii) the cash equivalent. If you receive the share delivery amount or the cash equivalent at maturity, the value of shares or cash you receive is expected to be worth significantly less than your principal amount resulting in a loss of some or all of your initial investment.

What are some of the risks of the Notes?

An investment in any of the Notes involves significant risks. Some of the risks that apply generally to the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of this product supplement and the applicable pricing supplement.

†

Risk of loss at maturity — The Notes differ from ordinary debt securities in that the issuer will not necessarily pay the full principal amount of the Notes at maturity. If the Notes are not called, UBS will only pay you the principal amount of your Notes in cash if the final price of the underlying equity is greater than or equal to the trigger price and only at maturity. If the Notes are not called and the final price of the underlying equity is less than the trigger price, UBS will deliver to you at maturity the share delivery amount or the cash equivalent for each Note that you own instead of the principal amount in cash. As a result, you will be exposed to the full decline of the underlying equity. More specifically, if the final price is less than the trigger price, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the underlying equity return is less than zero. If you receive the share delivery amount or the cash equivalent at maturity, the value of shares or cash you receive is expected to be worth significantly less than your principal amount resulting in a loss of some or all of your initial investment.

†

Higher coupon rates are generally associated with a greater risk of loss — Greater expected volatility with respect to a Note’s underlying equity reflects a higher expectation as of the trade date that the final price of such underlying equity could be less than its trigger price on the final valuation date of the Note. This greater expected risk will generally be reflected in a higher coupon payable on that Note. However, while the coupon rate is set on the trade date, the underlying equity’s volatility can change significantly over the term of the Notes. The price of the underlying equity for your Note could fall sharply, which could result in a significant or total loss of your principal amount. You should be willing to hold your Notes to maturity. If you sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss.

†

The contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the underlying equity price is greater than or equal to the trigger price.

†

Your return on the Notes is expected to be limited to the coupons paid on the Notes — If the Notes are called on any observation date, the return on the Notes will be limited to the principal amount plus the total of any coupons paid on the Notes up to and including the applicable call settlement date and you will not participate in any appreciation of the underlying equity, which may be significant. If the Notes are not called and the final price is greater than or equal to the trigger price, UBS will pay you the principal amount of your Notes in cash at maturity and you will not participate in any potential appreciation in the price of the underlying equity even though you risked being subject to the decline in the price of the underlying equity. If the final price is less than the trigger price, UBS will deliver to you at maturity for each Note you own (i) the share delivery amount which will be worth less than the trigger price as of the final valuation date and is unlikely to be worth more than the principal amount as of the maturity date, or (ii) the cash equivalent which will be an amount less than the trigger price as of the final valuation date and the maturity date. In each case, you may lose your entire investment. Therefore, your return on the Notes as of an automatic call or the maturity date is expected to be limited to the coupons paid on the Notes and may be less than your return would be on a direct investment in the underlying equity.

†

Reinvestment risk — If your Notes are called early, the term of the Notes will be reduced and you will not receive any payment on the Notes after the applicable call settlement date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities. Because the Notes may be called as early as the first observation date, you should be prepared in the event the Notes are called early.

†

Single stock or single ETF risk — The price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity and the issuer of the underlying equity or, if the underlying equity is a share of an exchange traded fund (an “ETF”), the securities, futures contracts, commodities or other assets constituting the assets of such ETF (“underlying assets”), such as stock and commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock or commodity market volatility and levels, interest rates and economic and political conditions.

†

Credit risk of the Issuer — The Notes are unsubordinated unsecured debt obligations of the issuer, UBS and are not, either directly or indirectly, an obligation of any third party. Any payment or delivery to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire initial investment.

†

Owning the Notes is not the same as owning the underlying equity — The return on your Notes may not reflect the return you would realize if you actually owned the underlying equity. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying equity over the term of your Notes. Furthermore, the underlying equity may appreciate substantially during the term of the Notes and you will not participate in such appreciation.

†

The calculation agent can make adjustments that affect the payment to you at maturity — The calculation agent will adjust the amount payable at maturity by adjusting the trigger price and the share delivery amount for certain corporate events affecting the underlying equity, such as stock splits and stock dividends, and certain other actions involving the underlying equity. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the underlying equity. If an event occurs that does not require the calculation agent to adjust the trigger price and the share delivery amount, the market value of your Notes and the payment at maturity may be materially and adversely affected. Following certain corporate events relating to the respective issuer of the underlying equity where such issuer is not the surviving entity, the amount of cash or stock you receive at maturity may be based on the common stock of a successor to the respective underlying equity issuer in combination with any cash or any other assets distributed to holders of the underlying equity in such corporate event. If the issuer of an underlying equity becomes subject to (i) a reorganization event whereby the underlying equity is exchanged solely for cash or (ii) a merger or combination with UBS or any of its affiliates, the amount you receive at maturity may be based on the common stock issued by another company. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the section “General Terms of the Notes — Antidilution Adjustments” beginning on page PS-32 of this product supplement. Regardless of the occurrence of one or more dilution or reorganization events, you should note that at maturity UBS will pay an amount in cash equal to your principal amount unless the final price of the underlying equity is less than the trigger price (as such trigger price may be adjusted by the calculation agent upon occurrence of one or more such events). Regardless of any of the events discussed above, any payment on the Notes is subject to the creditworthiness of UBS.

†

No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall. There can be no assurance that the underlying equity price will not rise by more than the coupons paid on the Notes or, if not called, that the final price will not be less than the trigger price on the final valuation date. The closing price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer of the underlying equity or, if the underlying equity is an ETF, the underlying assets of that ETF. You should be willing to accept the risks of owning equities in general and the underlying equity in particular, and the risk of losing some or all of your initial investment.

†

There may be little or no secondary market for the Notes — No offering of the Notes will be listed or displayed on any securities exchange or any electronic communications network. A secondary trading market for the Notes may not develop. UBS Securities LLC and other affiliates of UBS may make a market in each offering of the Notes, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Notes prior to maturity could be at a substantial discount from the issue price and to the intrinsic value of the product; and as a result, you may suffer substantial losses.

†

Price of Notes prior to maturity — The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the price volatility of such underlying equity; the dividend rate paid on the underlying equity; the time remaining to maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.

†

Impact of fees on the secondary market price of the Notes — Generally, the market price of the Notes after issuance is expected to be lower than the issue price to public of the Notes, since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Notes.

†

Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of the underlying equity or issuers of securities constituting underlying assets of an ETF, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS.

†

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying equity to which the Notes are linked.

†

Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying equity or the underlying assets of an ETF and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equity or the underlying assets of an ETF, may adversely affect the market price of the underlying equity and, therefore, the market value of the Notes.

†

Dealer Incentives — UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.

†	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your own tax advisor about your own tax situation.

Subject to the specific terms of your Notes as specified in the applicable pricing supplement, the Notes may be a suitable investment for you if:

†	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

†	You are willing to receive at maturity the share delivery amount or the cash equivalent that is worth significantly less than your principal amount or may have no value at all.

†	You believe the closing price of the underlying equity will be greater than or equal to the initial price on one of the specified observation dates.

†	You believe the market price of the underlying equity is not likely to appreciate by more than the value of the coupons paid on the Notes.

†	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying equity.

†	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar or exceed the downside price fluctuations of the underlying equity.

†

You believe the final price of the underlying equity is not likely to be less than the trigger price and, if it is, you can tolerate receiving at maturity a share delivery amount or the cash equivalent that, in each case, is worth significantly less than the principal amount and may have no value at all.

†

You are willing to invest in the applicable offering of the Notes if the coupon rate was set equal to the bottom of the range for the anticipated coupon rate for such offering of the Notes (the actual coupon rate per annum will be determined on the trade date for each offering of the Notes and will be specified in the applicable pricing supplement).

†	You are willing to forgo dividends or other distributions paid on the underlying equity.

†

You are willing to invest in Notes that may be called prior to maturity, or are otherwise willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

†

You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

Subject to the specific terms of your Notes as specified in the applicable pricing supplement, the Notes may not be a suitable investment for you if:

†	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

†	You require an investment designed to provide a full return of principal at maturity.

†	You cannot tolerate receiving at maturity the share delivery amount or the cash equivalent that is worth significantly less than your principal amount.

†	You are not willing to make an investment that may have the same downside market risk as an investment in the underlying equity.

†

You believe the final price of the underlying equity is likely to be less than the trigger price, which could result in a total loss of your initial investment. You cannot tolerate receiving at maturity a share delivery amount or the cash equivalent that, in each case, is worth significantly less than the principal amount and may have no value at all.

†	You seek an investment that participates in any appreciation in the price of the underlying equity or that has unlimited return potential.

†	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar or exceed the downside price fluctuations of the underlying equity.

†

You would be unwilling to invest in the applicable offering of the Notes if the actual coupon rate for your Notes was set equal to the bottom of the range of anticipated coupon rates for such offering of the Notes (the actual coupon rate per annum will be determined on the trade date for each offering of the Notes and will be specified in the applicable pricing supplement).

†	You prefer to receive the dividends or other distributions paid on the underlying equity.

†	You are unable or unwilling to invest in Notes that may be called prior to maturity or you are unwilling to hold the Notes to maturity.

†	You seek an investment for which there will be an active secondary market.

†	You are not willing to assume the credit risk of UBS for all payments under the Notes.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Risk Factors” on page PS-14 of this product supplement.

Structured Product Categorization

To help investors identify appropriate investment products (“structured products”), UBS organizes its structured products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Notes are classified by UBS as an Optimization Strategy for this purpose. The description below is intended to describe generally the four categories of structured products and the types of principal repayment features, if any, that may be offered on those products. This description should not be relied upon as a description of any particular structured product.

†

Protection Strategies are structured to complement and provide the potential to outperform traditional fixed income instruments. These structured products are generally designed for investors with low to moderate risk tolerances, but who can tolerate downside market risk prior to maturity.

†

Optimization Strategies provide the opportunity to enhance market returns or yields and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

†

Performance Strategies provide efficient access to markets and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

†	Leverage Strategies provide leveraged exposure to the performance of an underlying asset. These structured products are generally designed for investors with high risk tolerances.

In order to benefit from any type of limited market exposure, investors must hold the security to maturity.

Classification of structured products into categories is not intended to guarantee particular results or performance.

What are the tax consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are complex and uncertain, both as to the timing and character of any inclusion in income in respect of your Notes. By purchasing a Note, you and UBS hereby agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Note for all tax purposes as an investment unit consisting of a non-contingent debt instrument (the “Debt Portion”) equal to the original face amount of the Note and a put option contract in respect of the underlying equity (the “Put Option”). Under this characterization of the Notes, each Coupon paid in respect of each offering of the Notes is divided into two components for tax purposes: interest on the Debt Portion (the “Debt component”) and premium for the Put Option (the “Put Option component”). The relevant pricing supplement for each issuance of Notes will specify the portion of each Coupon that will be allocated to interest of the Debt Portion and to premium on the Put Option.

Debt component — If the Notes have a term in excess of one year, the interest on the Debt Portion would be taxed as ordinary income in the year it was received or accrued depending on your method of accounting for tax purposes. If the Notes have a term of one year or less, then interest on the Debt Portion would be subject to the general rules governing short-term debt instruments.

Put Option component — The Put Option component would generally not be taxed until sale or maturity. At maturity, the Put Option component would be either taxed as short-term capital gain if the principal of the Note is repaid in cash or as a reduction of the cost basis of shares of the underlying equity if they are delivered. If the cash equivalent of the share delivery amount is paid, assuming you are an initial purchaser of a Note, you will recognize short-term capital gain or loss equal to (i) the amount of cash received less (ii) the principal amount of your Notes less the total of the put option component of coupon payments received by you.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes as described above. In light of the uncertainty as to the United States federal income tax treatment (and depending on the term of the Notes), it is possible that your Notes could be treated as a single contingent debt instrument subject to special tax rules governing contingent debt instruments or a single contingent short-term debt instrument or pursuant to some other characterization that could change the timing and character of your income from the Notes, as described above. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the Notes. Please read the discussion in “Supplemental U.S. Tax Considerations” on page PS-46 for a more detailed description of the tax treatment of your Notes, including the tax consequences of a sale or exchange of your Notes prior to Maturity.

In addition, in 2007 the Internal Revenue Service released a Notice that may affect the taxation of holders of the Notes. According to the Notice, the Internal Revenue Service and the Treasury

Department are actively considering the appropriate tax treatment of holders of certain types of structured notes. Legislation was also proposed in Congress in 2007 that, if it had been enacted, would have required accrual of income on certain prepaid forward contracts prior to maturity. It is not clear whether the Notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Notes. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described under “Supplemental U.S. Tax Considerations” on page PS-46 unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Additionally, in 2013, the House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

The discussion herein addresses certain tax consequences that are generally expected to be applicable to the Notes issued off of this product supplement but does not address tax treatment of any particular Note. Accordingly, tax consequences different than those described herein may be applicable to any particular Note. Certain of the tax consequences for a particular Note will be discussed in the applicable pricing supplement.

You should consult your own tax advisor regarding the U.S., federal, state and local and other tax consequences of owning and disposing of the Notes in your particular circumstances.

Hypothetical Examples — Note Returns at Maturity

The following examples illustrate the payment at maturity per Note on a hypothetical offering of the Notes assuming the following*:

Term:	1 year
Principal Amount	$50.00 per Note
Coupon rate per annum:	12% (or $0.50 per month)
Coupon Payment Dates:	Monthly
Observation Dates:	Quarterly
Initial price of the underlying equity:	$50.00 per share
Trigger price:	$40.00 (80% of the initial price)
Share delivery amount:	1 per Note

*	The actual coupon rate per annum and terms for each Note will be set on the trade date and specified in the applicable pricing supplement.

Example 1 — Notes are called on the First Observation Date

Closing Price at First Observation Date:	$55.00	(greater than or equal to Initial Price, Notes are called)

Payment at Call Date:	$50.50
Coupons Previously Paid:	$1.00

Total:	$51.50
Total Return on the Notes:	3.00%

Since the Notes are called on the first observation date, UBS will pay on the call settlement date a cash payment equal to the principal amount plus the coupon for the corresponding coupon payment date. When added to the coupon payments of $1.00 received on previous coupon payment dates, UBS will have paid you a total of $51.50 per Note for a 3.00% total return on the Notes. You will not receive any further payments on the Notes.

Example 2 — Notes are called on the final Observation Date

Closing Price at First Observation Date:	$45.00 (less than Initial Price, Notes NOT called)
Closing Price at Second Observation Date:	$35.00 (less than Initial Price, Notes NOT called)
Closing Price at Third Observation Date:	$40.00 (less than Initial Price, Notes NOT called)
Closing Price at Final Valuation Date:	$55.00 (greater than or equal to Initial Price, Notes are called)

Payment at Call Date:	$50.50
Coupons Previously Paid:	$5.50

Total:	$56.00
Total Return on the Notes:	12.00%

Since the Notes are called on the final observation date (which is the final valuation date), UBS will pay on the maturity date a cash payment equal to the principal amount plus the coupon for the corresponding coupon payment date. When added to the coupon payments of $5.50 received on previous coupon payment dates, UBS will have paid you a total of $56.00 per Note for a 12.00% total return on the Notes.

Example 3 — Notes are NOT called and the Final Price is greater than or equal to the Trigger Price of $40.00.

Closing Price at First Observation Date:	$45.00 (less than Initial Price, Notes NOT called)
Closing Price at Second Observation Date:	$41.00 (less than Initial Price, Notes NOT called)
Closing Price at Third Observation Date:	$45.00 (less than Initial Price, Notes NOT called)
Closing Price at Final Valuation Date:	$47.50 (less than Initial Price, Notes NOT called)

Payment at Maturity:	$50.50
Coupons Previously Paid:	$5.50

Total:	$56.00
Total Return on the Notes:	12.00%

Since the Notes are not called on any observation date and final price of the underlying equity is greater than or equal to the trigger price of $40.00, your principal is repaid and UBS will pay at maturity a cash payment equal to the principal amount of the Notes plus the coupon for the corresponding coupon payment date. When added to the coupon payments of $5.50 received on previous coupon payment dates, UBS will have paid you a total of $56.00 per Note for a 12.00% total return on the Notes.

Example 4 — Notes are NOT called and the Final Price is less than the Trigger Price of $40.00.

Closing Price at First Observation Date:	$45.00 (less than Initial Price, Notes NOT called)
Closing Price at Second Observation Date:	$40.00 (less than Initial Price, Notes NOT called)
Closing Price at Third Observation Date:	$45.00 (less than Initial Price, Notes NOT called)
Closing Price at Final Valuation Date and Maturity Date:	$20.00 (less than Initial Price, Notes NOT called)

Payment at Maturity (consisting of equity or cash):	$20.00
Coupon Paid at Maturity	$0.50
Coupons Previously Paid:	$5.50

Total:	$26.00
Total Return on the Notes:	-48.00%

Since the Notes are not called on any observation date and the final price of the underlying equity is less than the trigger price of $40.00, UBS will deliver at maturity either (i) the share delivery amount or (ii) the cash equivalent (as specified in the applicable pricing supplement). The value received at maturity and the total return on the Notes at that time depends on (i) the price of the underlying equity on the maturity date if you receive the share delivery amount or (ii) the final price if you receive the cash equivalent. UBS will also pay the coupon for the corresponding coupon payment. When added to the coupon payments of $5.50 previously received, UBS will have paid you a total of $26.00 per Note for a loss on the Notes of 48.00%.

Investors should note that, if the applicable pricing supplement specifies that UBS will pay the cash equivalent instead of the share delivery amount at maturity in the event that the final price is less than the trigger price, the cash equivalent will be determined prior to the maturity date and the payment that you receive at maturity may be less than the market value of the shares of the underlying equity that you would have received had we instead delivered the share delivery amount as a result of fluctuations in the market value of shares of the underlying equity during the period between the final valuation date and the maturity date. Conversely, if the applicable pricing supplement specifies that UBS will deliver the share delivery amount instead of the cash equivalent at maturity in the event that the final price is less than the trigger price, any decline in the price of the underlying equity during the period between the final valuation date and the maturity date will cause your return on the Notes to be less than the return you would have received had we instead paid you the cash equivalent.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that they do not guarantee any repayment of principal at maturity. If you receive the share delivery amount or the cash equivalent at maturity, the value of shares or cash you receive is expected to be worth significantly less than your principal amount resulting in a loss of some or all of your initial investment.

Any payment or delivery to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose your entire principal amount.

Hypothetical Payment Amounts on your Notes

The applicable pricing supplement may include hypothetical calculations and tables or charts showing hypothetical examples of the performance of your Notes upon an automatic call or at maturity and the share delivery amount or cash equivalent that could be delivered or paid (as the case may be) for each of your Notes on the stated maturity date, based on a range of hypothetical initial prices, final prices and closing prices on the stated maturity date of the underlying equity and on various key assumptions shown in the applicable pricing supplement.

Any table, chart or calculation showing hypothetical payment amounts will be provided for purposes of illustration only. It should not be viewed as an indication or prediction of future investment results. Rather, it is intended merely to illustrate the impact that various hypothetical closing prices of the underlying equity on the observation dates (including the final valuation date) and the stated maturity date could have on your payment on any call settlement date or at maturity, as calculated in the manner described in the applicable pricing supplement. Such hypothetical table, chart or calculation will be based on closing prices for the underlying equity that may not be achieved on the observation dates (including the final valuation date) or the maturity date and on assumptions regarding terms of the Notes that will not be set until the trade date.

As calculated in the applicable pricing supplement, the hypothetical payment amount on your Notes on any call settlement date or on the stated maturity date may bear little or no relationship to the actual market value of your Notes on that date or at any other time, including any time over the term of the Notes that you might wish to sell your Notes. In addition, you should not view the hypothetical payment amounts as an indication of the possible financial return on an investment in your Notes, since the financial return will be affected by various factors, including taxes, which the hypothetical illustrations do not take into account. Moreover, whatever the financial return on your Notes might be, it may bear little relation to — and may be much less than — the financial return that you might achieve were you to invest directly in the underlying equity. The factors described in “Risk Factors — Owning the Notes is not the same as owning the underlying equity”, among others, may cause the financial return on your Notes to differ from the financial return you would receive by investing directly in the underlying equity.

We describe various risk factors that may affect the market value of the Notes, and the unpredictable nature of that market value, under “Risk Factors” beginning on page PS-14 of this product supplement.

We cannot predict the closing prices of the underlying equity or, therefore, whether for any particular offering of the Notes will be called prior to maturity or if the Notes are not called on any observation date, whether the final price of the underlying equity will be less than the trigger price. Moreover, the assumptions we make in connection with any hypothetical information in the applicable pricing supplement may not reflect actual events. Consequently, that information may give little or no indication of the payment that will be delivered in respect of your Notes on any call settlement date or on the stated maturity date, nor should it be viewed as an indication of the financial return on your Notes or of how that return might compare to the financial return if you were to invest directly in the underlying equity.

Risk Factors

The return on the Notes is linked to the performance of the underlying equity. Investing in the Notes is not equivalent to investing directly in the underlying equity. This section describes the most significant risks relating to the Notes. We urge you to read the following information about these risks, together with the other information in this product supplement, the accompanying prospectus and the applicable pricing supplement before investing in the Notes.

RISKS RELATED TO GENERAL CREDIT AND RETURN CHARACTERISTICS

The Notes do not guarantee any return of principal at maturity and you may lose some or all of your initial investment in the Notes.

The terms of the Notes differ from ordinary debt securities in that we will not pay you 100% of your principal amount at maturity if (i) the Notes are not called on any observation date and (ii) the closing price of the underlying equity is less than the trigger price on the final valuation date. Specifically, if the Notes are not previously called and the final price is greater than or equal to the trigger price, your initial investment in the Notes will be repaid, subject to the creditworthiness of UBS. However, if the final price is less than the trigger price, you will be exposed to any decline in the underlying equity and at maturity UBS will deliver, as specified in the applicable pricing supplement, either (i) the share delivery amount, expected to be worth significantly less than your principal amount of your Notes and may have no value at all or (ii) a cash payment (the cash equivalent) that is significantly less than the principal amount of your Notes and that may be zero. As a result, if the final price is less than the trigger price, you will be exposed to the full decline of the underlying equity. More specifically, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the underlying equity return is less than zero. If you receive the share delivery amount or the cash equivalent at maturity, the value of shares or cash you receive is expected to be worth significantly less than your principal amount resulting in a loss of some or all of your initial investment. We will pay you an amount in cash equal to your principal amount only if the Notes are called, and if not called, if the closing price of the underlying equity is greater than or equal to the trigger price on the final valuation date and you hold your Notes to maturity.

In addition, in the event we deliver to you at maturity the share delivery amount, such amount, following one or more adjustments by the calculation agent as provided under “General Terms of the Notes — Antidilution Adjustments — Reorganization Events” below, may consist of such “distribution property” as may be determined by the calculation agent. Furthermore, under certain circumstances, you may receive cash in lieu of all or a portion of a share delivery amount otherwise required to be delivered pursuant to the applicable pricing supplement, as described under “General Terms of the Notes — Antidilution Adjustments — Reorganization Events”, “General Terms of the Notes — Delisting or Suspension of Trading of the Underlying Stock”, “General Terms of the Notes — Delisting of ADSs or Termination of ADS Facility” and “General Terms of the Notes — Delisting, Discontinuance or Modification of an ETF”.

Higher coupon rates are generally associated with a greater risk of loss.

Greater expected volatility with respect to a Note’s underlying equity reflects a higher expectation that the final price of such underlying equity could be less than its trigger price on the final valuation date of the Note. This greater expected risk will generally be reflected in a higher coupon payable on that Note. However, while the coupon rate is set on the trade date, the underlying equity’s volatility can change significantly over the term of the Notes. The price of the underlying equity for your Note could fall sharply, which could result in a significant loss of principal.

Risk Factors

The contingent repayment of principal applies only at maturity.

If your Notes are not automatically called, you should be willing to hold your Notes until maturity. If you sell your Notes in the secondary market prior to maturity, you may have to sell them for a loss relative to your initial investment, even if the price of the underlying equity is greater than or equal to the trigger price.

Your return on the Notes is expected to be limited to the coupons paid on the Notes.

If the Notes are called on any observation date, the return on the Notes will be limited to the principal amount plus the total of any coupons paid on the Notes up to and including the applicable call settlement date and you will not participate in any appreciation of the underlying equity, which may be significant. If the Notes are not called and the final price is greater than or equal to the trigger price, UBS will pay you the principal amount of your Notes in cash at maturity and you will not participate in any appreciation in the price of the underlying equity even though you risked being subject to the decline in the price of the underlying equity. If the Notes are not called and the final price is less than the trigger price, UBS will deliver to you at maturity for each Note you own (i) the share delivery amount, which will be worth less than the trigger price as of the final valuation date, and is unlikely to be worth more than the principal amount as of the maturity date, or (ii) the cash equivalent which will be an amount less than the trigger price as of the final valuation date and the maturity date, in each case you may lose your entire investment. Therefore, your return on the Notes as of the maturity date is expected to be limited to the coupons paid on the Notes and may be less than your return would be on a direct investment in the underlying equity.

The Notes may be called early and are subject to reinvestment risk.

If your Notes are called early, the term of the Notes will be reduced and you will not receive any payment on the Notes after the applicable call settlement date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new Notes. Because the Notes may be called as early as the first observation date, you should be prepared in the event the Notes are called early.

Any payment or delivery on the Notes is subject to the creditworthiness of UBS.

Any payment or delivery on the Notes, including any repayment of principal, is subject to the creditworthiness of the issuer, UBS. The Notes are unsubordinated unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment or delivery to be made on the Notes depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default in its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire initial investment.

You will not receive dividend payments on, or have shareholder rights in, the underlying equity.

You will not receive any dividend payments or other distributions on the underlying equity. As an owner of the Notes, you will not have voting rights or any other rights that holders of the underlying equity may have. Similarly, if the Notes are linked to non-U.S. equity securities issued through depositary arrangements like ADS, you will not have the rights of owners of such ADS or the foreign stock.

Risk Factors

Owning the Notes is not the same as owning the underlying equity.

The return on your Notes may not reflect the return you would realize if you actually owned the underlying equity. For instance, the underlying equity may appreciate substantially during the term of the Notes, and you will not participate in such appreciation. The following factors, among others, may cause the financial return on your Notes to differ from the financial return you would receive by investing directly in the underlying equity:

†

the return on such a direct investment in the underlying equity would depend primarily upon the relative appreciation or depreciation of the underlying equity during the term of the Notes, and not on whether the Notes are automatically called, and if not called, on whether the final price of the underlying equity is less than the trigger price;

†	in the case of a direct investment in the underlying equity, the return could include substantial dividend payments or other distributions, which you will not receive as an investor in the Notes;

†	in the case of a direct investment in the underlying equity, the return could include rights that you will not have as an investor in the Notes; and

†	a direct investment in the underlying equity is likely to have tax consequences that are different from an investment in the Notes.

The determination as to whether the Notes are subject to an automatic call, or the formula for determining the payment at maturity of the Notes does not take into account all developments in the underlying equity.

Changes in the price of the underlying equity during the periods between each observation date will not be reflected in the determination as to whether the Notes are subject to an automatic call, or the calculation of the amount payable, if any, at maturity of the Notes. The calculation agent will determine whether the Notes are subject to an automatic call, by observing only the closing price of the underlying equity on the applicable observation date. The calculation agent will determine if UBS will deliver the share delivery amount or the cash equivalent (as the case may be) at maturity by comparing only the closing price of the underlying equity on the final valuation date relative to the trigger price. No other prices or values will be taken into account. As a result, you may lose some or all of your investment even if the price of the underlying equity has risen at certain times during the term of the Notes before falling to a closing price less than its trigger price on the final valuation date.

No assurance that the investment view implicit in the Notes will be successful.

It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall. There can be no assurance that the underlying equity price will not rise by more than the coupons paid on the Notes or will not fall below the trigger price. The closing price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer of the underlying equity or, if the underlying equity is an ETF, the underlying assets of that ETF. You should be willing to accept the risks of owning equities in general and the underlying equity in particular, and the risk of losing some or all of your initial investment.

You have limited antidilution protection.

For certain corporate events affecting the underlying equity, the calculation agent may make adjustments to the share delivery amount and the trigger price applicable to such underlying equity. However, the calculation agent will not make an adjustment in response to all events that could affect the underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Notes may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustment will be made by the calculation agent, which will be binding on you

Risk Factors

absent manifest error. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from, or that is in addition to, that described in this product supplement or the applicable pricing supplement as necessary to achieve an equitable result. You should refer to “General Terms of the Notes — Antidilution Adjustments” on page PS-32 and “General Terms of the Notes — Role of Calculation Agent” on page PS-44 for a description of the items that the calculation agent is responsible for determining. Regardless of any of the events discussed above, any payment on the Notes is subject to the creditworthiness of UBS.

In some circumstances, the payment you receive on the Notes may be based on the securities issued by another issuer and not on the underlying equity.

If the underlying equity is common stock of a specific company (“underlying stock”), following certain corporate events relating to the respective issuer of the underlying stock where such issuer is not the surviving entity, the determination as to whether the Notes are subject to an automatic call, or your payment at maturity may be based on the common stock of a successor to the respective underlying stock issuer in combination with any cash or any other assets distributed to holders of the underlying stock in such corporate event, which may include securities issued by a non-U.S. company and quoted and traded in a foreign currency. If the issuer of an underlying stock becomes subject to (i) a reorganization event (as defined herein) which occurs with respect to an underlying stock and the underlying stock is exchanged for distribution property (as defined herein) that consists solely of cash or (ii) a merger or combination with the Issuer of the Notes or any of its affiliates, the amount you receive at maturity may be based on the common stock issued by another company. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. We describe the specific corporate events that may lead to these adjustments and the procedures for selecting distribution property in the section of this product supplement called “General Terms of Notes — Antidilution Adjustments — Reorganization Events”. The calculation agent will make any such adjustments in order to achieve an equitable result. Regardless of the occurrence of any such corporate events and subject to the creditworthiness of UBS, UBS will pay at maturity an amount in cash equal to your principal amount unless the final price of the underlying equity is less than the trigger price (as such trigger price may be adjusted by the calculation agent upon occurrence of one or more such events) on the final valuation date.

If the underlying equity is an ADS and the ADS is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act nor included in the OTC Bulletin Board Service operated by FINRA, or if the ADS facility between the relevant foreign stock issuer and the ADS depositary is terminated for any reason, the amount you receive upon an automatic call or your payment at maturity will be based on the foreign stock represented by the ADS. Such delisting of the ADS or termination of the ADS facility and the consequent adjustments may materially and adversely affect the value of the Notes. We describe such delisting of the ADS or termination of the ADS facility and the consequent adjustments in the section of this product supplement called “General Terms of Notes — Delisting of ADSs or Termination of ADS Facility”.

If either an underlying stock or an ETF that is serving as the underlying equity is discontinued, delisted or trading of such underlying equity on its primary exchange is suspended, the amount you receive upon an automatic call or your payment at maturity may be based on a security issued by another company or a share of another exchange traded fund (as applicable) and not the underlying equity. Such discontinuance, delisting or suspension of trading of the underlying equity on its primary exchange and the consequent adjustments may materially and adversely affect the value of the Notes. We describe such discontinuance, delisting or suspension of trading of the underlying equity and the consequent adjustments in the sections of this product supplement called “General Terms of the Notes — Delisting or Suspension of Trading of the Underlying Stock” and “General Terms of the Notes — Delisting, Discontinuance or Modification of an ETF”.

Risk Factors

RISKS RELATED TO LIQUIDITY AND SECONDARY MARKET ISSUES

There may not be an active trading market in the Notes – sales in the secondary market may result in significant losses.

If your Notes are not automatically called, you should be willing to hold your Notes until maturity. There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or on any electronic communications network. UBS Securities LLC and other affiliates of UBS may make a market for the Notes, although they are not required to do so. UBS Securities LLC or any other affiliate of UBS may stop any such market-making activities at any time.

If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result you may suffer substantial losses. In addition, you will no longer be entitled to the return of your principal amount if the final price of the underlying equity is greater than or equal to the trigger price.

The inclusion of commissions and compensation in the original issue price of the Notes is likely to adversely affect secondary market prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates (or any third party market maker) are willing to purchase the Notes in secondary market transactions will likely be lower than the issue price, since the issue price is likely to include, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to, or embedded profit in, the Notes. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

The market value of your Notes may be influenced by unpredictable factors.

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Therefore, you may sustain a significant loss if you sell the Notes in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the closing price of the underlying equity on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

†	the volatility of the underlying equity, i.e., the frequency and magnitude of changes in the closing price of the underlying equity;

†

the dividend rate paid on the underlying equity (while not paid to holders of the Notes, dividend payments on the underlying equity may influence the closing price of the underlying equity and the market value of options on the underlying equity and therefore affect the market value of the Notes);

†	supply and demand for the Notes, including inventory positions with UBS Securities LLC or any other market maker;

†

economic, financial, political, regulatory, geographical, agricultural, judicial, force majeure or other events that affect the price of the underlying equity and stock and commodity markets generally;

†	if the underlying equity is an ADS, the exchange rate and volatility of the exchange rate between the U.S. dollar and the currency of the country in which the foreign stock is traded;

†

if the underlying equity is an ETF that invests in securities, futures contracts or commodities that are traded in non-U.S. markets, or if the underlying equity is substituted or replaced by a security that is

Risk Factors

quoted and traded in a foreign currency (as described under “General Terms of the Notes — Antidilution Adjustments — Reorganization Events” and “General Terms of the Notes — Delisting of ADSs or Termination of ADS Facility”) the exchange rate and volatility of the exchange rate between the U.S. dollar and the currency of the country in which such securities, futures contracts or commodities are traded;

†	interest and yield rates in the market;

†	the time remaining to the maturity of the Notes; and

†	the creditworthiness of UBS.

These factors interrelate in complex and unpredictable ways, and the effect of one factor on the market value of your Notes may offset or enhance the effect of another factor.

In addition, if the underlying equity is an ETF, the ETF is subject to management risk, which is the risk that the investment strategy employed by a fund’s investment advisor may not produce the intended results.

RISKS RELATED TO GENERAL CHARACTERISTICS OF THE UNDERLYING EQUITY

The respective issuer of the underlying equity — and thus the underlying equity — is subject to various market risks.

The respective issuer of the underlying equity (the “underlying equity issuer”) or, if the underlying equity is an ETF, each company whose securities constitute the underlying assets of the ETF or each futures contract or commodity that constitute the underlying assets of the ETF, are subject to various market risks. Consequently, the prices of the underlying equity may fluctuate depending on the respective markets in which the respective underlying equity issuer operates or, if the underlying equity is an ETF, the respective markets in which the underlying assets of such ETF trade. Market forces outside of our control could cause the closing price of the underlying equity to be less than the trigger price on the final valuation date. The price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity and the underlying equity issuer, such as equity or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions, and other events, and by general market factors, such as general stock and commodity market volatility and levels, interest rates and economic and political conditions. The applicable pricing supplement will provide a brief description of the underlying equity issuer and the underlying equity to which the Notes we offer are linked. We urge you to review financial and other information filed periodically by the underlying equity issuer with the SEC.

UBS and its affiliates have no affiliation with the issuer of underlying equity and are not responsible for its public disclosure of information.

Unless otherwise specified in the applicable pricing supplement, we and our affiliates are not affiliated with the underlying equity issuer and have no ability to control or predict its actions, including any corporate actions of the type that would require the calculation agent to adjust the number of shares that may be delivered to you at maturity, and have no ability to control the public disclosure of these corporate actions or any events or circumstances affecting the underlying equity issuer. The underlying equity issuer will not be involved in the offering of the Notes in any way and has no obligation to consider your interests as owner of the Notes in taking any corporate actions that might affect the market value of your Notes or the payment at maturity. An underlying equity issuer may take actions that could adversely affect the market value of the Notes.

Risk Factors

The Notes are unsecured debt obligations of UBS only and are not obligations of the underlying equity issuer or any other third party. None of the issue price you pay for the Notes will go to the underlying equity issuer or any other third party.

Unless otherwise specified in the applicable pricing supplement, we have derived the information about the respective underlying equity issuer and the underlying equity contained in such pricing supplement from publicly available information, without independent verification. You, as an investor in the Notes, should make your own investigation into the respective underlying equity issuer and the underlying equity for your Notes. We urge you to review financial and other information filed periodically by the underlying equity issuer with the SEC.

This product supplement relates only to the Notes and does not relate to the underlying equity or the underlying equity issuer.

Historical performance of the underlying equity should not be taken as an indication of the future performance of the underlying equity during the term of the Notes.

The historical performance of the underlying equity should not be taken as an indication of the future performance of the underlying equity. As a result, it is impossible to predict whether the closing price of the underlying equity will rise or fall. The closing price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors, as discussed above.

An investment in the Notes may be subject to risks associated with non-U.S. securities markets or futures markets.

The underlying equity may be an ADS representing foreign stock or an ETF that invests in securities, futures contracts or commodities that are traded on non-U.S. markets. In addition, following certain corporate events affecting the underlying equity or following delisting or suspension of trading of an underlying equity on its primary exchange, such underlying equity may be substituted or replaced by a security issued by a non-U.S. company and quoted and traded in a foreign currency. An investment in securities linked directly or indirectly to the value of non-U.S. equity securities or non-U.S. exchange-traded futures contracts involves particular risks. Generally, non-U.S. securities and futures markets may be more volatile than U.S. securities and futures markets, and market developments may affect non-U.S. markets differently from U.S. securities and futures markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission (the “SEC”), and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Similarly, regulations of the Commodity Futures Trading Commission generally do not apply to trading on non-U.S. exchanges, and trading on non-U.S. exchanges may involve different and greater risks than trading on United States exchanges. Securities and futures prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities and futures markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities or futures contracts and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.

Risk Factors

We describe the possible substitution or replacement of the underlying equity by the security of a non-U.S. company following certain corporate events under “General Terms of the Notes — Antidilution Adjustments — Reorganization Events”. We describe the possible substitution or replacement of the underlying equity that is an ADS by the foreign stock represented by the ADS following delisting or termination of an ADS facility under “General Terms of the Notes — Delisting of ADS or Termination of ADS Facility”.

There are important differences between the rights of holders of ADSs and the rights of holders of the foreign stock.

If the underlying equity is an ADS, you should be aware that your Notes are linked to the ADS and not the foreign stock represented by such ADS, and there exist important differences between the rights of holders of an ADS and the foreign stock such ADS represents. Each ADS is a security evidenced by American Depositary Receipts that represents a specified number of shares of the foreign stock. Generally, the ADSs are issued under a deposit agreement, which sets forth the rights and responsibilities of the depositary, the foreign stock issuer and holders of the ADSs, which may be different from the rights of holders of common stock of the foreign stock issuer. For example, the foreign stock issuer may make distributions in respect of the foreign stock that are not passed on to the holders of its ADSs. Any such differences between the rights of holders of the ADSs and holders of the foreign stock may be significant and may materially and adversely affect the market value of your Notes.

If the underlying equity is an ADS, the value of the ADS may not completely track the price of the foreign stock represented by such ADS.

If the underlying equity is an ADS, you should be aware that, although the trading characteristics and valuations of the ADS will usually mirror the characteristics and valuations of the foreign stock represented by that ADS, the value of such ADS may not completely track the value of such foreign stock. Active trading volume and efficient pricing for such foreign stock on the stock exchange(s) on which that foreign stock principally trades will usually, but not necessarily, indicate similar characteristics in respect of the ADS. In addition, the terms and conditions of depositary facilities may result in less liquidity or lower market value of the ADS than for the foreign stock. Since holders of the ADSs may surrender the ADSs to take delivery of and trade the foreign stock (a characteristic that allows investors in ADSs to take advantage of price differentials between different markets), an illiquid market for the foreign stock generally will result in an illiquid market for the ADSs representing such foreign stock.

If the underlying equity is an ADS, the market price of such ADS and the value of the Notes linked to such ADS will be affected by conditions in the markets where such ADS principally trades.

Although the market price of an underlying equity that is an ADS is not directly tied to the market price of the foreign stock in the non-U.S. markets where such foreign stock principally trades, the market price of such ADS is generally expected to track the U.S. dollar value of the currency of the country where the foreign stock principally trades and the trading price of such foreign stock on the stock exchange(s) where that foreign stock principally trades due to the fact that owners of ADS have the right to obtain the foreign stock represented by such ADS. This means that the market value of any underlying equity that is an ADS is expected to be affected by the exchange rates between the U.S. dollar and the currency of the country where the foreign stock principally trades and by factors affecting the foreign stock and the markets where such foreign stock principally trades.

Risk Factors

Fluctuations relating to exchange rates may affect the value of your investment.

Fluctuations in exchange rates may affect the value of your investment where: (1) the underlying equity is an ADS, which is quoted and traded in U.S. dollars, but represents a foreign stock that is quoted and traded in a foreign currency and that may trade differently from the ADS, (2) the underlying equity is substituted or replaced by a security that is quoted and traded in a foreign currency or (3) the underlying equity is an ETF that invests in securities, futures contracts or commodities that are quoted and traded in a foreign currency. Such substitution or replacement of the underlying equity by a security issued by a non-U.S. company may occur following certain corporate events affecting the underlying equity (as described under “General Terms of the Notes — Antidilution Adjustments — Reorganization Events”) or in the event of delisting or termination of the underlying equity that is an ADS (as described under “General Terms of the Notes — Delisting of ADSs or Termination of ADS Facility”).

If the underlying equity is an ETF that invests in securities, futures contracts or commodities that are traded on non-U.S. markets, the market price of such underlying assets generally will reflect the U.S. dollar value of those assets. Therefore, holders of Notes based upon one or more ETFs that invests in non-U.S. markets will be exposed to currency exchange rate risk with respect to the currency in which such non-U.S. assets trade. An investor’s net exposure will depend on the extent to which the relevant non-U.S. currency strengthens or weakens against the U.S. dollar and the relative weight of each non-U.S. asset in the relevant ETF’s portfolio. If, taking into account such weighting, the dollar strengthens against the non-U.S. currency, the value of the non-U.S. securities, futures contracts or commodities in which an ETF invests will be adversely affected and the value of the Notes may decrease.

In recent years, the exchange rates between the U.S. dollar and some other currencies have been highly volatile, and this volatility may continue in the future. Risks relating to exchange rate fluctuations generally depend on economic and political events over which we have no control. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of the Notes. Changes in the exchange rate between the U.S. dollar and a foreign currency may affect the U.S. dollar equivalent of the price of any relevant security, futures contract or commodity on non-U.S. markets and, as a result, may affect the value of the Notes. As a consequence, such fluctuations could adversely affect an investment in the Notes if: (1) the underlying equity is an ADS, which is quoted and traded in U.S. dollars, but represents a foreign stock that is quoted and traded in a foreign currency, (2) the underlying equity is substituted or replaced by a security that is quoted and traded in a foreign currency or (3) the underlying equity is an ETF that invests in securities, futures contracts or commodities that are quoted and traded in a foreign currency.

In addition, foreign exchange rates can either be floating or fixed by sovereign governments. Exchange rates of the currencies used by most economically developed nations are permitted to fluctuate in value relative to the U.S. dollar and to each other. However, from time to time governments and, in the case of countries using the euro, the European Central Bank, may use a variety of techniques, such as intervention by a central bank in foreign exchange, money markets, sovereign debt or other financial markets, the imposition of regulatory controls or taxes or changes in interest rates to influence the exchange rates of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by a devaluation or revaluation of a currency. These governmental actions could change or interfere with currency valuations and currency fluctuations that would otherwise occur in response to economic forces, as well as in response to the movement of currencies across borders. As a consequence, these government actions could adversely affect an investment in the Notes if: (1) the underlying equity is an ADS, which is quoted and traded in U.S. dollars, but represents a foreign stock that is quoted and traded in a foreign currency, (2) the underlying equity is substituted or replaced by a security issued by a non-U.S. company that is quoted

Risk Factors

and traded in a foreign currency or (3) the underlying equity is an ETF that invests in securities, futures contracts or commodities that are quoted and traded in a foreign currency.

We will not make any adjustment or change in the terms of the Notes in the event that applicable exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments affecting the U.S. dollar or any relevant foreign currency. You will bear any such risks, which are substantial and material.

The value of the shares of an ETF may not completely track the value of the securities, futures contracts or commodities in which the ETF invests or the level of its respective underlying index.

If the underlying equity is an ETF, you should be aware that, although the trading characteristics and valuations of the ETF will usually mirror the characteristics and valuations of the securities, futures contracts or commodities in which the ETF invests, the value of the ETF may not completely track the value of those assets in which that ETF invests. The value of the ETF will reflect transaction costs and fees that the securities, futures contracts or commodities in which the ETF invests do not have.

In addition, the ETF may seek to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of a specific index (the “underlying index”). The correlation between the performance of an ETF and the performance of its underlying index may not be perfect. Although the performance of an ETF seeks to replicate the performance of its underlying index, the ETF may not invest in all the securities, futures contracts or commodities comprising such underlying index but rather may invest in a representative sample of securities, futures contracts or commodities comprising such underlying index. Also, an ETF may not fully replicate the performance of its underlying index due to the temporary unavailability of certain securities, futures contracts or commodities comprising such underlying index. Finally, the performance of an ETF will reflect transaction costs and fees that are not included in the calculation of its underlying index. As a result of the foregoing, the performance of an ETF may not replicate the performance of its underlying index. Furthermore, because an ETF is traded on a national securities exchange and is subject to the market supply and demand by investors, the market value of an ETF may differ from the net asset value per share (i.e., its intrinsic economic value) of the ETF.

In addition, although shares of an ETF may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for the shares of an ETF or that there will be sufficient liquidity in the trading market.

HEDGING ACTIVITIES AND CONFLICTS OF INTEREST

Trading and other transactions by UBS or its affiliates in the underlying equity, or futures or options or other derivative products based on the underlying equity, may adversely affect the probability of the Notes being called, and may impair the market value of the Notes.

As described below under “Use of Proceeds and Hedging” on page PS-45, generally we or one or more affiliates may hedge our obligations under the Notes by purchasing the underlying equity or underlying assets of an ETF, futures or options on the underlying equity or underlying assets of an ETF or other exchange traded or over the counter derivative instruments with returns linked or related to changes in the performance of the underlying equity or underlying assets of an ETF, and we may adjust these hedges by, among other things, purchasing or selling the underlying equity or underlying assets of an ETF, futures or options or other exchange traded or over the counter derivative instruments at any time.

Risk Factors

Although they are not expected to, any of these hedging activities may adversely affect the closing price of the underlying equity and, therefore, the probability of the Notes being called, the market value and/or payment at maturity of the Notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

We or one or more of our affiliates may also engage in trading in the underlying equity or underlying assets of an ETF and other investments relating to the underlying equity or underlying assets of an ETF on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the closing price of the underlying equity and, therefore, the probability of the Notes being called, the market value and/or payment at maturity of the Notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the underlying equity. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value and/or payment at maturity of the Notes.

UBS Securities LLC and other affiliates of UBS, as well as other third parties, may also make a secondary market in the Notes, although they are not required to do so. As market makers, trading of the Notes may cause UBS Securities LLC or other affiliates of UBS, as well as other third parties, to be long or short the Notes in their inventory. The supply and demand for the Notes, including inventory positions of market makers, may affect the secondary market price for the Notes.

We and our affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in or holding the Notes, and may do so in the future. Any such research, opinions or recommendations could affect the closing price of the underlying equity to which the Notes are linked or the market value and/or payment at maturity of the Notes.

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. UBS and its affiliates may have published research or other opinions that call into question the investment view implicit in the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying equity to which the Notes are linked.

The business activities of UBS or its affiliates may create conflicts of interest.

As noted above, UBS and its affiliates expect to engage in trading activities related to the underlying equity or the underlying assets of an ETF that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interest in the Notes and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades and options and other derivatives transactions for their customers, and in accounts under their management. These trading activities, if they influence the closing price of the underlying equity, could be adverse to such holders’ interests as beneficial owners of the Notes.

UBS and its affiliates may, at present or in the future, engage in business with the underlying equity issuer, including making loans or acting as a counterparty (including with respect to derivatives) to or providing advisory services to that company. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of UBS or another affiliate of UBS and the interests of holders of the Notes as beneficial owners of the

Risk Factors

Notes. Any of these activities by UBS, UBS Securities LLC or other affiliates may affect the closing price of the underlying equity and, therefore, the market value of the Notes.

There are potential conflicts of interest between you and the calculation agent.

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, determine whether the closing price of the underlying equity is greater than or equal to the initial price on any observation date or less than the trigger price on the final valuation date and, accordingly, the payment on the applicable call settlement date or at maturity on your Notes. For a fuller description of the calculation agent’s role, see “General Terms of the Notes — Role of Calculation Agent” on page PS-44. For example, the calculation agent may have to determine whether a market disruption event affecting the underlying equity has occurred or is continuing on a day when the calculation agent will determine the closing price of the underlying equity. This determination may, in turn, depend on the calculation agent’s judgment of whether the event has materially interfered with our ability or the ability of any of our affiliates to maintain or unwind our or its hedge positions. Since these determinations by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

The calculation agent can postpone any observation date, including the final valuation date (and thus the applicable call settlement date or the maturity date, respectively) upon the occurrence of a market disruption event.

If the calculation agent determines that a market disruption event has occurred or is continuing on any observation date (including the final valuation date), the affected observation date or the final valuation date, as applicable, will be postponed and thus the determination of the closing price of the underlying equity with respect to such observation date or the final price, as applicable, will be postponed until the first trading day on which no market disruption event occurs or is continuing. If such a postponement occurs, then the calculation agent will instead make the relevant determination based on the closing price of the underlying equity on the first trading day on which no market disruption event is occurring or is continuing with respect to that offering of the Notes. In no event, however, will the relevant observation date or the final valuation date be postponed by more than eight (8) trading days. As a result, the relevant call settlement date or the maturity date for the Notes could also be postponed, although not by more than eight (8) trading days.

If the relevant observation date or the final valuation date is postponed to the last possible day as described above, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the relevant observation date or the final valuation date, as applicable. If the closing price of the underlying equity is not available on the last possible day that qualifies as the relevant observation date or the final valuation date, as applicable, either because of a market disruption event or for any other reason, the calculation agent will make an estimate of the closing price of the underlying equity that would have prevailed in the absence of the market disruption event or such other reason. See “General Terms of the Notes — Market Disruption Event” on page PS-31.

Affiliates of UBS may act as agent or dealer in connection with the sale of the Notes.

UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.

Risk Factors

One of our affiliates may serve as the depositary for the ADSs representing the underlying equity.

One of our affiliates may serve as the depositary for some non-U.S. companies that issue ADSs. If the underlying equity is an ADS and one of our affiliates serves as depositary for such ADSs, the interests of our affiliate, in its capacity as depositary for the ADSs, may be adverse to your interests as a holder of the Notes.

RISKS RELATED TO TAXATION ISSUES

Significant aspects of the tax treatment of the Notes are uncertain.

Significant aspects of the tax treatment of the Notes are uncertain. We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the Notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this product supplement or the applicable pricing supplement. Please read carefully the section entitled “What are the tax consequences of the Notes?” in the summary section above, “Supplemental U.S. Tax Considerations” below, and the section “U.S. Tax Considerations” in the accompanying prospectus. You should consult with your tax advisor about your own tax situation.

In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of the Notes. According to the Notice, the Internal Revenue Service and the Treasury Department are actively considering the appropriate tax treatment of holders of certain types of structured notes. Legislation was also proposed in Congress in 2007 that, if it had been enacted, would have required accrual of income on certain prepaid forward contracts prior to maturity. It is not clear whether the Notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Notes. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described under “Supplemental U.S. Tax Considerations” on page PS-46 unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Additionally, in 2013, the House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

You are urged to consult your own tax advisors regarding all aspects of the U.S. tax consequences of investing in the Notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

GENERAL TERMS OF THE NOTES

The following is a summary of the general terms of the Notes. The information in this section is qualified in its entirety by the more detailed explanation set forth elsewhere in the applicable pricing supplement and in the accompanying prospectus. In this section, references to “holders” mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through the Depositary Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Notes should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

In addition to the terms described elsewhere in this product supplement, the following general terms will apply to the Notes:

Coupon

Unless otherwise specified in the applicable pricing supplement, interest will be paid in arrears in periodic installments during the term of the Notes on an unadjusted basis regardless of the performance of the underlying equity. The frequency of coupon payments and the corresponding coupon payment dates for the applicable offering of the Notes will be as set forth in the applicable pricing supplement.

If the maturity date is postponed beyond the originally scheduled maturity date due to the occurrence of a market disruption event on the final valuation date, interest will cease to accrue on the originally scheduled maturity date.

Denominations

The applicable pricing supplement will specify the principal amount for your Notes, which will be set equal to the intial price of the underlying equity. The “initial price” means the closing price of the underlying equity on the trade date specified in the applicable pricing supplement. For each offering of the Notes in which you invest, your minimum investment is one Note at the principal amount.

Payment upon an Automatic Call

The Notes will be called automatically if the closing price of the underlying equity is greater than or equal to the initial price (as such initial price may be adjusted in the case of certain adjustment events as described under “General Terms of the Notes — Antidilution Adjustments”) on any observation date. If we call the Notes, UBS will pay you on the applicable call settlement date your principal amount plus the applicable coupon otherwise due on such date pursuant to the coupon feature. Upon an automatic call, no further payments will be made on the Notes.

Payment at Maturity

If the Notes are not called on any observation date, at maturity, for the applicable offering of the Notes in which you invest, we will either (i) pay you an amount in cash equal to the principal amount of your Notes or (ii) deliver to you the share delivery amount or pay you the cash equivalent for each Note you own (as specified in the applicable pricing supplement). The “share delivery amount” shall mean one share of the underlying equity, as such may be adjusted (together with a corresponding adjustment to the trigger price) in the case of certain corporate events as described below under “— Antidilution Adjustments”. The “cash equivalent” shall mean an amount of cash, in U.S. dollars, equal to the product of the share delivery amount and the final price, where the “final price” shall mean the closing price of the underlying equity on the final valuation date. Whether you receive at maturity (i) cash equal to the principal amount of your Notes or (ii) the share delivery amount or the cash equivalent will depend upon

General Terms of the Notes

the final price of the underlying equity and whether that final price is less than the trigger price. The applicable pricing supplement will specify whether, in the event that the final price is less than the trigger price, UBS will deliver the share delivery amount or the cash equivalent at maturity.

If the Notes are not called on any observation date, at maturity, for the applicable Notes in which you invest and that you own at maturity, UBS will deliver:

†

Principal amount in cash — If the final price of the underlying equity is greater than or equal to the trigger price, we will pay you an amount in cash equal to the principal amount of your Notes. You will not participate in any appreciation of the underlying equity.

Or

†

Share delivery amount or the cash equivalent (as specified in the applicable pricing supplement) — If the final price of the underlying equity is less than the trigger price, we will, as specified in the applicable pricing supplement, either (i) deliver to you the share delivery amount or (ii) pay you the cash equivalent. The share delivery amount or the cash equivalent you receive at maturity is expected to be worth significantly less than your principal amount of your Notes and may have no value at all. If we deliver to you the share delivery amount at maturity, such share delivery amount may consist of the underlying equity or, following one or more adjustments to such amount by the calculation agent as provided under “General Terms of the Notes — Antidilution Adjustments — Reorganization Events” below, may consist of such “distribution property” as may be determined by the calculation agent. Under certain circumstances, you may receive the cash equivalent in lieu of all or a portion of a share delivery amount otherwise required to be delivered pursuant the applicable pricing supplement, as described under “General Terms of the Notes — Antidilution Adjustments — Reorganization Events”, “General Terms of the Notes — Delisting or Suspension of Trading of the Underlying Stock”, “General Terms of the Notes — Delisting of ADSs or Termination of ADS Facility” and “General Terms of the Notes — Delisting, Discontinuance or Modification of an ETF”.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that they do not guarantee any repayment of your initial investment. If the Notes are not called on any observation date, you may lose some or all of your investment. Specifically, if the Notes are not called and the final price is greater than or equal to the trigger price, your initial investment will be repaid. If the Notes are not called and the final price is less than the trigger price, UBS will deliver to you either the share delivery amount or the cash equivalent at maturity, the value of which is expected to be worth significantly less than your principal amount resulting in a loss of some or all of your initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Coupon payments will be made regardless of the performance of the underlying equity (subject to a prior automatic call), subject to the creditworthiness of UBS.

The applicable pricing supplement will specify the underlying equity, the trade date, the observation dates and the final valuation date, as well as the respective terms of each offering of the Notes, including the coupon payment dates, the coupon rate per annum, the initial price and the trigger price.

If an event occurs that may require antidilution adjustments, as described under “— Antidilution Adjustments” below, the calculation agent may make adjustments to the share delivery amount and the trigger price, including any adjustments not described in this product supplement or in the applicable

General Terms of the Notes

pricing supplement, with a view to offsetting, to the extent practical, any change in your economic position as a holder of the Notes that results solely from that event. The calculation agent may modify any terms as necessary to ensure an equitable result.

We may issue separate offerings of the Notes that are identical in all respects, except that such offering is linked to the performance of a different underlying equity and is subject to the particular terms set forth in the applicable pricing supplement. Each offering of the Notes is a separate and distinct security and you may invest in one or more offering of the Notes as set forth in the applicable pricing supplement. The performance of each offering of the Notes will depend upon the performance of the underlying equity to which such offering is linked and will not depend on the performance of any other offering of the Notes.

The Notes are not sponsored, endorsed, sold or promoted by the issuer of the underlying equity, and investing in the Notes is not equivalent to investing directly in the underlying equity.

Any payment or delivery to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose your entire principal amount.

Call Settlement Date

If the Notes are called on any observation date (other than the final observation date), the call settlement date will generally be two business days following such observation date, unless otherwise specified in the applicable pricing supplement. If the Notes are called on the final observation date, the call settlement date will be the maturity date. As described under “— Observation Dates” below, the calculation agent may postpone an observation date — and therefore a call settlement date — if a market disruption event occurs or is continuing on a day that would otherwise be an observation date. We describe market disruption events under “— Market Disruption Event” below.

Observation Dates

The observation dates for your Notes will be the dates set forth in the applicable pricing supplement, unless the calculation agent determines that a market disruption event occurs or is continuing on any such day. In that event, the affected observation date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will an observation date for the Notes be postponed by more than eight (8) trading days. The postponement of one or more observation dates shall have no effect on any subsequent observation dates.

If any observation date specified in the applicable pricing supplement occurs on a day that is not a trading day, such observation date will be the next following trading day.

Maturity Date

The maturity date for your Notes will be the date specified in the applicable pricing supplement, unless that day is not a business day, in which case the maturity date will be the following business day. If the calculation agent postpones the final valuation date, the maturity date will be postponed to maintain the same number of business days between the final valuation date and the maturity date as existed prior to the postponement of the final valuation date. As discussed below under “— Final Valuation Date”, the calculation agent may postpone the final valuation date if a market disruption event occurs or is

General Terms of the Notes

continuing on a day that would otherwise be the final valuation date. We describe market disruption events under “— Market Disruption Event” below. In no event, however, will the final valuation date — and, therefore, the maturity date — for the Notes be postponed by more than eight trading days.

The postponement of the maturity date for one offering of the Notes will not affect the maturity date for any other offering of the Notes.

Regular Record Dates for Interest

The regular record date relating to a coupon payment date for the Notes will be specified in the applicable pricing supplement. For the purpose of determining the holder at the close of business on a regular record date, the close of business will mean 5:00 P.M., New York City time, on that day.

Final Valuation Date

If the Notes are not previously called, the final valuation date for your Notes will be the date specified in the applicable pricing supplement, unless the calculation agent determines that a market disruption event occurs or is continuing on any such day. In that event, the final valuation date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date for the Notes be postponed by more than eight trading days.

If the final valuation date specified in the applicable pricing supplement occurs on a day that is not a trading day, the final valuation date will be the next following trading day.

A market disruption event for a particular offering of the Notes will not necessarily be a market disruption event for any other offering of the Notes.

Closing Price

The “closing price” for one share of the underlying equity (or one unit of any other security for which a closing price must be determined) on any trading day means:

†

if the underlying equity (or such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way (or, in the case of Nasdaq, the official closing price), for such equity (or such other security) during the principal trading session on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the underlying equity (or any such other security) is listed or admitted to trading; or

†

if, following certain corporate events affecting the underlying equity or following delisting or termination of the underlying equity, the underlying equity is substituted or replaced by a security issued by a non-U.S. company and quoted and traded in a foreign currency, the official closing price for such non-U.S. security on the primary foreign exchange on which such non-U.S. security is listed (such closing price to be converted to U.S. dollars according to the conversion mechanism described below under “General Terms of the Notes — Antidilution Adjustments — Reorganization Events” on page PS-36); or

†

if the underlying equity (or such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board Service operated by the Financial Industry Regulatory Authority (“FINRA”), the last reported sale price during the principal trading session on the OTC Bulletin Board Service on such day; or

General Terms of the Notes

†

otherwise, if none of the above circumstances is applicable, the mean, as determined by the calculation agent, of the bid prices for the underlying equity (or any such other security) obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent.

Market Disruption Event

The calculation agent will determine the closing price of the underlying equity on each observation date, the final price on the final valuation date and whether the final price of the underlying equity is below the trigger price on the final valuation date for each offering of the Notes. As described above, any observation date (including the final valuation date) for any offering of the Notes may be postponed if the calculation agent determines that, a market disruption event has occurred or is continuing on such day. Notwithstanding the occurrence of one or more of the events below, which may, in the calculation agent’s discretion, constitute a market disruption event, the calculation agent may waive its right to postpone any observation date (including the final valuation date) if it determines that one or more of the below events has not and is not likely to materially impair its ability to determine the closing price of the underlying equity on such date. If such a postponement occurs, the calculation agent will determine the closing price on the first trading day on which the closing price of the underlying equity is observable and no market disruption event occurs or is continuing with respect to that offering of the Notes. In no event, however, will an observation date be postponed by more than eight trading days.

If an observation date is postponed to the last possible day as described above, but a market disruption event occurs or is continuing on that day with respect to that offering of the Notes, that day will nevertheless be the date on which the determination of the closing price of the underlying equity with respect to such observation date or the final price, as applicable, will be made by the calculation agent. In such an event, the calculation agent will make an estimate of the closing price for the underlying equity with respect to such observation date or the final price that would have prevailed in the absence of the market disruption event.

Any of the following will be a market disruption event with regard to a particular offering of the Notes, in each case as determined by the calculation agent:

†

a suspension, absence or material limitation of trading in the underlying equity in the primary market for such underlying equity for more than two hours of trading or during the one hour before the close of trading in that market;

†

a suspension, absence or material limitation of trading in option or futures contracts, if available, relating to the underlying equity or, if the underlying equity is an ETF, to the underlying index of such ETF or the securities, futures contracts, commodities or other assets constituting the assets of such ETF (“underlying assets”) in the primary market for those contracts for more than two hours of trading or during the one hour before the close of trading in that market;

†

in any other event, if the calculation agent determines that the event materially interferes with our ability or the ability of any of our affiliates to (1) maintain or unwind all or a material portion of a hedge with respect to that offering of the Notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” or (2) effect trading in the underlying equity generally; or

†

if the underlying equity is an ETF, the occurrence or existence of a suspension, absence or material limitation of trading in the securities, futures contracts or other assets which then comprise 20% or more of the value of the underlying assets of such ETF on the primary exchanges for such securities for more than two hours of trading, or during the one hour before the close of trading of such exchanges.

General Terms of the Notes

The following events will not be market disruption events:

†

a limitation on the hours or numbers of days of trading in the underlying equity in the primary market for such underlying equity, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

†

a decision to permanently discontinue trading in the option or futures contracts relating to the underlying equity or, if the underlying equity is an ETF, to the underlying index or underlying assets of the ETF.

For this purpose, for any offering of the Notes, an “absence of trading” in option or futures contracts, if available, relating to the underlying equity or, if the underlying equity is an ETF, to the underlying index or underlying assets of the ETF in the primary market for those contracts will not include any time when that market is itself closed for trading under ordinary circumstances.

In contrast, for any offering of the Notes, a suspension, absence or material limitation of trading in option or futures contracts, if available, relating to the underlying equity or, if the underlying equity is an ETF, to the underlying index or underlying assets of the ETF in the primary market for those contracts by reason of any of:

†	a price change exceeding limits set by that market,

†	an imbalance of orders relating to those contracts, or

†	a disparity in bid and ask quotes relating to those contracts,

will constitute a suspension or material limitation of trading in option or futures contracts, as the case may be, relating to the underlying equity or, if the underlying equity is an ETF, to the underlying index or underlying assets of the ETF in the primary market for those contracts.

A market disruption event for a particular offering of the Notes will not necessarily be a market disruption event for any other offering of the Notes.

Antidilution Adjustments

For any offering of the Notes, the share delivery amount, the trigger price or any other term of the Notes are each subject to adjustments by the calculation agent as a result of the dilution and reorganization events described in this section. The adjustments described below do not cover all events that could affect the value of the Notes. We describe the risks relating to dilution above under “Risk Factors — You have limited antidilution protection” on page PS-16.

How Adjustments Will Be Made

If one of the events described below occurs with respect to an offering of the Notes and the calculation agent determines that the event has a diluting or concentrative effect on the theoretical value of the underlying equity, the calculation agent will calculate such corresponding adjustment or series of adjustments to the share delivery amount, the trigger price, the initial price and any other term of the Notes as the calculation agent determines appropriate to account for that diluting or concentrative effect. For example, if an adjustment is required because of a two-for-one stock split, then the share delivery amount will be doubled and the initial price and the trigger price will both be halved. The calculation agent will also determine the effective date(s) of any adjustment or series of adjustments it chooses to make and the replacement of the underlying stock, if applicable, in the event of a consolidation or merger

General Terms of the Notes

of the respective issuer of the underlying stock with another entity. Upon making any such adjustment, the calculation agent will give notice as soon as practicable to the trustee, stating the corresponding adjustments to the share delivery amount and the trigger price.

If more than one event requiring an adjustment occurs, the calculation agent will make an adjustment for each event in the order in which the events occur and on a cumulative basis. Thus, the calculation agent will adjust the share delivery amount, the initial price and the trigger price for the first event, then adjust the adjusted share delivery amount, the adjusted initial price and the adjusted trigger price for the second event, and so on for any subsequent events.

If an event requiring antidilution adjustments occurs, notwithstanding the description of the specific adjustments to be made, the calculation agent may make adjustments or a series of adjustments that differ from, or that are in addition to, those described in this product supplement with a view to offsetting, to the extent practical, any change in your economic position as a holder of the Notes that results solely from that event. The calculation agent may modify any terms as necessary to ensure an equitable result. The terms that may be so modified by the calculation agent include, but are not limited to, the value and type of property or properties that may be required to be delivered at maturity, the share delivery amount, the initial price and the trigger price of the underlying equity. The calculation agent may make adjustments that differ from, or that are in addition to, those described in this product supplement if the calculation agent determines that any adjustments so described do not achieve an equitable result or otherwise. In determining whether or not any adjustment so described achieves an equitable result, the calculation agent may consider any adjustment made by the Options Clearing Corporation or any other equity derivatives clearing organization on options contracts on the affected underlying equity or any successor equity.

No such adjustments will be required unless such adjustments would result in a change of at least 0.1% in the share delivery amount. The trigger price and/or initial price resulting from any adjustment will be rounded up or down, as appropriate, to the nearest thousandth, with one-half cent and five hundredths being rounded upward.

If the calculation agent adjusts the share delivery amount due to be delivered to you for certain corporate events affecting the underlying equity, we will pay cash in lieu of delivering any fractional shares of the underlying equity in an amount equal to that fraction multiplied by the final price of the underlying equity.

If your Notes are linked to an ADS, the term “dividend” used in this section will mean, unless we specify otherwise in the pricing supplement for your Notes, the dividend paid by the issuer of the foreign stock, net of any applicable foreign withholding or similar taxes that would be due on dividends paid to a U.S. person that claims and is entitled to a reduction in such taxes under an applicable income tax treaty, if available.

For purposes of the antidilution adjustments, if an ADS is serving as the underlying equity, the calculation agent will consider the effect of the relevant event on the holders of the ADS. For instance, if a holder of the ADS receives an extraordinary dividend, the provisions below would apply to the ADS. On the other hand, if a spin-off occurs, and the ADS represents both the spun off security as well as the existing foreign stock, the calculation agent may determine not to effect antidilution adjustments. More particularly, if an ADS is serving as the underlying equity, no adjustment will be made (1) if holders of ADSs are not eligible to participate in any of the events requiring antidilution adjustments described below or (2) to the extent that the calculation agent determines that the issuer or the depositary for the ADSs has adjusted the number of shares of foreign stock represented by each ADS so that the ADS price would not be affected by the corporate event in question.

General Terms of the Notes

If the depositary for the ADSs, in the absence of any of the events described below, elects to adjust the number of shares of foreign stock represented by each ADS, then the calculation agent may make the necessary antidilution adjustments to reflect such change. The depositary for the ADSs may also have the ability to make adjustments in respect of the ADS for share distributions, rights distributions, cash distributions and distributions other than shares, rights and cash. Upon any such adjustment by the depositary, the calculation agent may adjust such terms and conditions of the Notes as the calculation agent determines appropriate to account for that event.

The calculation agent will make all determinations with respect to antidilution adjustments affecting a particular offering of the Notes, including any determination as to whether an event requiring adjustments has occurred (including whether an event has a diluting or concentrative effect on the theoretical value of the underlying equity), as to the nature of the adjustments required and how they will be made or as to the value of any property distributed in a reorganization event with respect to those Notes. Upon your written request, the calculation agent will provide you with information about any adjustments it makes as the calculation agent determines is appropriate.

Regardless of the occurrence of one or more dilution or reorganization events described in this section, at maturity UBS will pay an amount in cash equal to your principal amount unless the final price of the underlying equity is less than the adjusted trigger price.

The following events are those that may require antidilution adjustments:

†

a subdivision, consolidation or reclassification of the underlying equity or a free distribution or dividend of shares of the underlying equity to existing holders of the underlying equity by way of bonus, capitalization or similar issue;

†	a distribution or dividend to existing holders of the underlying equity of:

†	additional shares of the underlying equity as described under “— Stock Dividends” below,

†

other share capital or securities granting the right to payment of dividends and/or proceeds of liquidation of the respective underlying equity issuer equally or proportionately with such payments to holders of the underlying equity, or

†	any other type of securities, rights or warrants in any case for payment (in cash or otherwise) at less than the prevailing market price as determined by the calculation agent;

†	the declaration by the respective underlying equity issuer of an extraordinary or special dividend or other distribution, whether in cash or additional shares of the underlying equity or other assets;

†	a repurchase by the respective underlying equity issuer of its equity, whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise;

†

if the underlying equity is common stock in a specific company (“underlying stock”), a consolidation of the respective underlying stock issuer with another company or merger of the respective underlying stock issuer with another company; and

†	any other similar event that may have a diluting or concentrative effect on the theoretical value of the underlying equity.

The adjustments described below do not cover all events that could affect the value of the Notes. We describe the risks relating to dilution under “Risk Factors — You have limited antidilution protection” on page PS-16.

General Terms of the Notes

Stock Splits and Reverse Stock Splits

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share is worth less as a result of a stock split. A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share is worth more as a result of a reverse stock split.

If the underlying equity is subject to a stock split or a reverse stock split, then the share delivery amount will be adjusted by multiplying the prior share delivery amount by, and the trigger price and initial price will each be adjusted by dividing the prior trigger price and the prior initial price, respectively, by, the number of shares that a holder of one share of the underlying equity before the effective date of that stock split would have owned immediately following the applicable effective date.

Stock Dividends

In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share is worth less as a result of a stock dividend.

If the underlying equity is subject to a stock dividend payable in shares of the underlying equity, then the share delivery amount will be adjusted by multiplying the prior share delivery amount by, and the trigger price and initial price will be adjusted by dividing the prior trigger price and prior initial price, respectively, by, the sum of one and the number of additional shares issued in the stock dividend with respect to one share of the underlying equity.

It is not expected that antidilution adjustments will be made to the share delivery amount or the trigger price or any other terms of the Securities, as applicable, in the case of stock dividends payable in shares of the underlying equity that are in lieu of ordinary cash dividends payable with respect to shares of the underlying equity.

Other Dividends and Distributions

None of the share delivery amount, the trigger price or the initial price for a particular offering of the Notes will be adjusted to reflect dividends or other distributions paid with respect to the underlying equity, other than:

†	stock dividends described under “— Stock Dividends” above;

†	issuances of transferable rights and warrants with respect to the underlying equity as described under “— Transferable Rights and Warrants” below;

†	if the underlying equity is common stock in a specific company, distributions that are spin-off events described under “— Reorganization Events” beginning on page PS-36; and

†	extraordinary cash dividends described below.

For any offering of the Notes, a dividend or other distribution with respect to the underlying equity will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for the underlying equity by an amount equal to at least 10% of the closing price of the underlying equity on the trading day before the ex-dividend date. The ex-dividend date for any dividend or other distribution is the first day on which the underlying equity trades without the right to receive that dividend or distribution.

If an extraordinary dividend, as described above, occurs with respect to the underlying equity and is payable in cash, then the share delivery amount will be adjusted by multiplying the prior share delivery

General Terms of the Notes

amount by, and the trigger price and initial price will be adjusted by dividing the prior trigger price and prior initial price, respectively, by, the ratio of the closing price of the underlying equity on the trading day before the ex-dividend date to the amount by which that closing price exceeds the extraordinary cash dividend amount.

The extraordinary cash dividend amount with respect to an extraordinary dividend for the underlying equity equals:

†

for an extraordinary cash dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary cash dividend per share of underlying equity minus the amount per share of underlying equity of the immediately preceding dividend, if any, that was not an extraordinary dividend for the underlying equity; or

†	for an extraordinary cash dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary cash dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent. A distribution payable to the holders of the underlying equity that is both an extraordinary dividend and payable in underlying equity, or an issuance of rights or warrants with respect to the underlying equity that is also an extraordinary dividend, will result in an adjustment to the share delivery amount, and adjustment to the trigger price and initial price, or any other term of the Notes, as described under “— Stock Dividends” above or “— Transferable Rights and Warrants” below, as the case may be, and not as described here.

Transferable Rights and Warrants

If the respective underlying equity issuer issues transferable rights or warrants to all holders of the underlying equity to subscribe for or purchase such underlying equity at an exercise price per share that is less than the closing price of such underlying equity on the trading day before the ex-dividend date for such issuance, then the calculation agent may adjust the share delivery amount, trigger price, initial price or any other terms of the Notes as the calculation agent determines appropriate to account for the economic effect of such issuance.

Reorganization Events

For any offering of the Notes in which the underlying equity is common stock in a specific company (“underlying stock”), each of the following may be determined by the calculation agent to be a “reorganization event”:

(a)	the underlying stock is reclassified or changed;

(b)	the issuer of the underlying stock has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all outstanding underlying stock is exchanged for or converted into other property;

(c)	a statutory share exchange involving outstanding underlying stock and the securities of another entity occurs, other than as part of an event described above;

(d)	the issuer of the underlying stock sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity;

(e)	the issuer of the underlying stock effects a spin-off, that is, issues to all holders of the underlying stock equity securities of another issuer, other than as part of an event described above; or

(f)	the issuer of the underlying stock is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or another entity completes a tender or exchange offer for all the outstanding shares of the underlying stock.

General Terms of the Notes

If a reorganization event other than a share-for-cash event or issuer merger event (each as defined below) occurs with respect to an underlying stock, then the determination of whether the closing price of the underlying stock is greater than or equal to the initial price on any observation date or is less than the trigger price on the final valuation date, as the case may be, will depend upon the amount and type of property or properties — whether cash, securities, other property or a combination thereof — that a hypothetical prior holder of a share of the underlying stock prior to such reorganization event would have been entitled to receive in, or as a result of, such reorganization event. We refer to this new property as the “distribution property”. Such distribution property may consist of securities issued by a non-U.S. company and quoted and traded in a foreign currency. Accordingly, in such circumstances, the determination of the final price of the underlying equity and the value of the share delivery amount or cash equivalent that you may receive at maturity will be based upon the value of such distribution property. No interest will accrue on any distribution property.

For the purpose of making an adjustment required by a reorganization event, the calculation agent will determine the value of each type of distribution property. For any distribution property consisting of a security (including a security issued by a non-U.S. company and quoted and traded in a foreign currency), the calculation agent will use the closing price of the security on the relevant date of determination. The calculation agent may value other types of property in any manner it determines to be appropriate. If a holder of the underlying stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder of the underlying stock that makes no election, as determined by the calculation agent.

If a reorganization event occurs with respect to the underlying stock and the calculation agent adjusts the underlying equity for an offering of the Notes to consist of the distribution property in the event as described above (with a corresponding adjustment to the trigger price), the calculation agent will make further antidilution adjustments for any later events that affect the distribution property, or any component of the distribution property, constituting the new underlying equity for that offering of the Notes (with corresponding adjustments to the share delivery amount and the trigger price). The calculation agent will do so to the same extent that it would make adjustments if the shares of the underlying stock were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the underlying equity, the required adjustment will be made with respect to that component, as if it alone were the underlying stock (and a corresponding adjustment will be made to the trigger price).

For example, if the respective issuer of the underlying stock merges into another company and each share of the underlying stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the underlying equity for each Note in that particular offering will be adjusted to consist of two common shares of the surviving company and the specified amount of cash. A corresponding adjustment will be made to the share delivery amount, the trigger price and the initial price. The calculation agent will adjust the common share component of the new underlying equity for each Note in the particular offering to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this section entitled “— Antidilution Adjustments”, as if the common shares were issued by the respective issuer of the underlying stock (with corresponding adjustments to the share delivery amount and the trigger price). In that event, the cash component will not be adjusted but will continue to be a component of the underlying equity for that particular offering (with no interest adjustment).

The calculation agent will be solely responsible for determination and calculation of the distribution property if a reorganization event occurs and any amounts due upon an automatic call or at maturity of the Notes, including the determination of the cash value of any distribution property, if necessary.

General Terms of the Notes

If a reorganization event occurs, the distribution property (which may include securities issued by a non-U.S. company and quoted and traded in a foreign currency) distributed in, or as a result of, the event will be substituted for the underlying stock as described above. Consequently, in this product supplement, references to the underlying stock, where applicable, mean any distribution property that is distributed in a reorganization event. Similarly, references to the respective issuer of the underlying stock include any surviving or successor entity in a reorganization event affecting that issuer.

Each time the calculation agent adjusts the underlying equity in connection with a reorganization event as described above, the calculation agent will also make a corresponding adjustment to the share delivery amount and the trigger price and the initial price to offset any change in your economic position as a holder of the Notes that results from such an event. Regardless of the occurrence of one or more reorganization events, at maturity UBS will pay an amount in cash equal to your principal amount unless the final price of the underlying stock is less than the trigger price.

If the distribution property comprising the adjusted underlying equity includes securities issued by one or more non-U.S. companies, unless otherwise specified in the applicable pricing supplement, to the extent that the share delivery amount is otherwise due at maturity, we will pay, in lieu of delivery of any such security, an amount in cash (payable in U.S. dollars) equal to the relevant number of shares of such security, as determined by the calculation agent, multiplied by the closing price of such security on the final valuation date.

If the distribution property consists of one or more securities issued by a non-U.S. company and quoted and traded in a foreign currency (the “non-U.S. securities”), then for all purposes, including the determination of whether the value of the distribution property (which may be affected by the closing price of the non-U.S. securities) is greater than or equal to the initial price on any observation date or less than the trigger price on the final valuation date, the closing price of such non-U.S. securities on the final valuation date will be converted to U.S. dollars using the applicable exchange rate as described below, unless otherwise specified in the applicable pricing supplement.

On any date of determination, the applicable exchange rate will be the WM/Reuters Closing spot rate of the local currency of such securities relative to the U.S. dollar as published by Thomson Reuters PLC (“Reuters”) on the relevant page for such rate, or Bloomberg page WMCO, in each case at approximately 4:15 P.M., London time, for such date of determination. However, if such rate is not displayed on the relevant Reuters page or Bloomberg page WMCO on any date of determination, the applicable exchange rate on such day will equal the average (mean) of the bid quotations in New York City received by the calculation agent at approximately 3:00 P.M., New York City time, on such date of determination, from as many recognized foreign exchange dealers (provided that each such dealer commits to execute a contract at its applicable bid quotation), but not exceeding three, as will make such bid quotations available to the calculation agent for the purchase of the applicable foreign currency for U.S. dollars for settlement on the final valuation date in the aggregate amount of the applicable foreign currency payable to holders of the Notes. If the calculation agent is unable to obtain at least one such bid quotation, the calculation agent will determine the exchange rate.

If (i) a reorganization event occurs with respect to an underlying stock and the underlying stock is exchanged for distribution property that consists solely of cash (a “share-for-cash event”) or (ii) the issuer of an underlying stock or any successor entity becomes subject to a merger or combination with UBS AG or any of its affiliates (an “issuer merger event”), the calculation agent may select a substitute security (as defined under “— Delisting or Suspension of Trading of the Underlying Stock” below) to replace such underlying stock that is affected by any such share-for-cash event or issuer merger event (the “original underlying stock”) after the close of the principal trading session on the trading day that is on

General Terms of the Notes

or immediately following the announcement date of such share-for-cash event or issuer merger event, as applicable. The substitute security will be deemed to be the underlying stock and the calculation agent will make any required adjustment to the share delivery amount, trigger price, initial price and any other term of the Notes and thereafter will determine the closing price and final price on any observation date or final valuation date, as applicable, by reference to the substitute security and such adjusted terms. To the extent that the substitute security substituted for the underlying equity represents more or less than one share of such substitute security, the calculation agent may modify the terms as necessary to ensure an equitable result, including, but not limited to, changing the quantities of the substitute security. If the substitute security is issued by a non-U.S. company and quoted and traded in a foreign currency, then for all purposes, the closing price of the substitute security on any trading day will be converted to U.S. dollars using the applicable exchange rate as described above.

Upon the occurrence of a share-for-cash event or an issuer merger event, if the calculation agent determines that no substitute security comparable to the original underlying stock exists, then the calculation agent will deem the closing price of the original underlying stock and the share delivery amount on the trading day immediately prior to the announcement date of the share-for-cash event or issuer merger event, as applicable, to be the closing price of the underlying stock and the share delivery amount on each remaining trading day to, and including, the final valuation date.

If an ADS is serving as the underlying equity and the foreign stock represented by such ADS is subject to a reorganization event as described above, no adjustments to the share delivery amount or the trigger price, including those described above, will be made (1) if holders of ADSs are not eligible to participate in such reorganization event or (2) to the extent that the calculation agent determines that the issuer or the depositary for the ADSs has made adjustments to account for the effects of such reorganization event. However, if holders of ADSs are eligible to participate in such reorganization event and the calculation agent determines that the issuer or the depositary for the ADSs has not made adjustments to account for the effects of such reorganization event, the calculation agent may make any necessary adjustments to the share delivery amount and trigger price to account for the effects of such reorganization event.

Delisting or Suspension of Trading of the Underlying Stock

If a common stock serving as the underlying equity is delisted or trading of the underlying stock is suspended on the primary exchange for such underlying stock, and such underlying stock is immediately re-listed or approved for trading on a successor exchange which is a major U.S. securities exchange registered under the Exchange Act as determined by the calculation agent (a “successor exchange”), then such underlying stock will continue to be deemed the underlying equity.

If a common stock serving as the underlying equity is delisted or trading of such underlying stock is suspended on the primary exchange for such underlying stock, and is not immediately re-listed or approved for trading on a successor exchange, then the calculation agent may select a substitute security. A “substitute security” will be the common stock or ADS, which is listed or approved for trading on a major U.S. exchange or market, of a company then included in the same primary industry classification as the issuer of the underlying stock as published on the Bloomberg Professional® service page <Ticker> <Equity> RV <GO> or any successor thereto that (i) satisfies all regulatory standards applicable to equity-linked securities at the time of such selection, (ii) is not subject to a hedging restriction and (iii) is the most comparable to the issuer of the underlying stock as determined by the calculation agent based upon various criteria including but not limited to market capitalization, stock price volatility and dividend yield (the “substitute selection criteria”). A company is subject to a “hedging restriction” if UBS AG or any of its affiliates is subject to a trading restriction under the trading restriction policies of UBS AG or any of its affiliates that would materially limit the ability of UBS AG or any of its affiliates to hedge the Notes with respect to the common stock or ADSs of such company. If there is no issuer with

General Terms of the Notes

the same primary industry classification as the issuer of the underlying stock that meets the requirements described above, the calculation agent may select a substitute security that is a common stock or ADS then listed or approved for trading on a major U.S. exchange or market (subject to the same absence of hedging restriction requirement and substitute selection criteria), from the following categories: first, issuers with the same primary “Sub-Industry” classification as the issuer of the underlying stock; second, issuers with the same primary “Industry” classification as the issuer of the underlying stock; and third, issuers with the same primary “Industry Group” classification as the issuer of the underlying stock. “Sub-Industry,” “Industry” and “Industry Group” have the meanings assigned by Standard & Poor’s, a subsidiary of the McGraw-Hill Companies, Inc., or any successor thereto for assigning Global Industry Classification Standard (“GICS”) Codes. If the GICS Code system of classification is altered or abandoned, the calculation agent may select an alternate classification system and implement similar procedures. The substitute security will be deemed to be the underlying equity and the calculation agent will make any required adjustment to the share delivery amount, trigger price, initial price and any other term of the Notes and thereafter will determine the closing price and final price on any observation date or final valuation date, as applicable, by reference to the substitute security and such adjusted terms. To the extent that the substitute security substituted for the underlying equity represents more or less than one share of such substitute security, the calculation agent may modify the terms as necessary to ensure an equitable result, including, but not limited to, changing the quantities of the substitute security.

If a substitute security is a security issued by a non-U.S. company, unless otherwise specified in the applicable pricing supplement, to the extent that the share delivery amount is, pursuant to the applicable pricing supplement, otherwise due at maturity, we will deliver the cash equivalent of such substitute security (payable in U.S. dollars) in lieu of the share delivery amount. On any date of determination, the applicable exchange rate for such purpose will be determined as described under “— Antidilution Adjustment — Reorganization Events” on page PS-36.

If the underlying stock is delisted or trading of the underlying stock is suspended and the calculation agent determines that no substitute security comparable to the underlying stock exists, then (i) the calculation agent will deem the closing price of the underlying stock and share delivery amount on the trading day immediately prior to the delisting or suspension of trading to be the closing price of the underlying stock and share delivery amount on the final valuation date and (ii) the cash equivalent will be paid in lieu of any share delivery amount that is otherwise required to be delivered pursuant to the applicable pricing supplement on the maturity date.

Delisting of ADSs or Termination of ADS Facility

If an ADS serving as the underlying equity is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act nor included in the OTC Bulletin Board Service operated by FINRA, or if the ADS facility between the issuer of the foreign stock and the ADS depositary is terminated for any reason, then, on and after the date such ADS is no longer so listed or admitted to trading or the date of such termination, as applicable (the “change date”), the foreign stock will be deemed to be the underlying equity. The share delivery amount will be adjusted by multiplying the prior share delivery amount by, and the trigger price and initial price will be adjusted by dividing the prior trigger price and the prior initial price, respectively, by, the number of shares of the foreign stock represented by a single ADS. On and after the change date, for all purposes, including the determination of the closing price of the underlying equity on any observation date and the final price of the foreign stock on the final valuation date and whether the closing price of the foreign stock is greater than or equal to the initial price, and whether the final price of the foreign stock is less than the trigger price, the closing price of the foreign stock will be expressed in U.S. dollars, converted using the applicable exchange rate as described below, unless otherwise specified in the applicable pricing supplement.

General Terms of the Notes

In any such case, unless otherwise specified in the applicable pricing supplement, to the extent that the share delivery amount is, pursuant to the applicable pricing supplement, otherwise due at maturity, we will deliver the cash equivalent thereof (payable in U.S. dollars) in lieu of the share delivery amount. On any date of determination, the applicable exchange rate for such purpose will be determined as described under “— Antidilution Adjustment — Reorganization Events” on page PS-36.

Delisting, Discontinuance or Modification of an ETF

If an ETF serving as the underlying equity (“original ETF”) is delisted or trading of such ETF is suspended on the primary exchange for such ETF, and such ETF is immediately re-listed or approved for trading on a successor exchange, then such ETF will continue to be deemed the underlying equity.

If an ETF serving as the underlying equity is discontinued or delisted or trading of such ETF is suspended on the primary exchange for such ETF, and such ETF is not immediately re-listed or approved for trading on a successor exchange, then the calculation agent may select a substitute ETF. A “substitute ETF” will be the share of the exchange traded fund, which is listed or approved for trading on a major U.S. exchange or market, whose exchange traded fund (i) satisfies all regulatory standards applicable to equity-linked securities at the time of such selection, (ii) has the same underlying index or underlying assets as the original ETF and (iii) is the most comparable to the original ETF as determined by the calculation agent based upon various criteria including but not limited to market capitalization, price volatility and dividend yield (the “substitute selection criteria”). The calculation agent will make any required adjustment to the share delivery amount, trigger price, initial price and any other term of the Notes and thereafter will determine the closing price and final price on any observation date or final valuation date, as applicable, by reference to the substitute ETF and such adjusted terms. To the extent that the substitute ETF substituted for the underlying equity represents more or less than one share of such substitute ETF, the calculation agent may modify the terms as necessary to ensure an equitable result, including, but not limited to, changing the quantities of the substitute ETF.

If the calculation agent determines that no substitute ETF comparable to the original ETF exists, then the calculation agent may determine the final price of the underlying equity by reference to a basket comprised of (i) the underlying assets of the original ETF or (ii) other securities, futures contracts, commodities or other assets comparable to the underlying assets of the original ETF based upon the substitute selection criteria, in each case as determined by the calculation agent (a “replacement basket”). The replacement basket will be deemed to be the underlying equity and the calculation agent will make any required adjustment to the share delivery amount, trigger price, initial price, and any other term of the Notes and thereafter will determine the closing price and final price on any observation date or final valuation date, as applicable, by reference to the replacement basket and such adjusted terms. To the extent that the replacement basket substituted for the underlying equity represents more or less than one share of the original ETF, the calculation agent may modify the terms as necessary to ensure an equitable result, including, but not limited to, changing the quantities of the replacement basket. If the replacement basket includes any equity or other security issued by a non-U.S. company and quoted and traded in a non-U.S. currency, then for all purposes, the closing level of the applicable replacement basket constituent on any trading day will be converted to U.S. dollars using the applicable exchange rate as described above. In such case, the cash equivalent will be paid in lieu of any share delivery amount that is otherwise required to be delivered pursuant to the applicable pricing supplement on the maturity date.

If the calculation agent determines that no substitute ETF or replacement basket comparable to the original ETF exists, then (i) the calculation agent will deem the closing price of the original ETF and share delivery amount on the trading day immediately prior to its delisting or suspension to be the closing price of the original ETF and share delivery amount on the final valuation date and (ii) the cash

General Terms of the Notes

equivalent will be paid in lieu of any share delivery amount that is otherwise required to be delivered pursuant to the applicable pricing supplement on the maturity date.

If at any time the underlying index or the underlying assets of an ETF serving as the underlying equity is changed in a material respect, or if the ETF in any other way is modified so that the price of its shares do not, in the opinion of the calculation agent, fairly represent the price of the shares of the ETF had those changes or modifications not been made, then, from and after that time, the calculation agent will make those calculations and adjustments as may be necessary in order to account for the economic effect of such changes or modifications, and determine the final price by reference to the price of the shares of the ETF, as adjusted. Accordingly, if the ETF is modified in a way that the price of its shares is a fraction of what it would have been if it had not been modified, then the calculation agent will adjust the price in order to arrive at a price of the shares of the ETF as if it had not been modified. The calculation agent also may determine that no adjustment is required by the modification of the method of calculation.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem your Notes in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of your Notes is accelerated, we will pay the default amount in respect of the principal of your Notes at maturity. We describe the default amount below under “— Default Amount”.

For the purpose of determining whether the holders of our Medium Term Notes, Series A, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of the series of Notes constituted by the Notes. Although the terms of the Notes may differ from those of the other Medium Term Notes, Series A, holders of specified percentages in principal amount of all Medium Term Notes, Series A, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium Term Notes, Series A, including the Notes. This action may involve changing some of the terms that apply to the Medium Term Notes, Series A, accelerating the maturity of the Medium Term Notes, Series A after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants”.

Default Amount

The default amount for your Notes on any day will be an amount, in U.S. Dollars for the principal of your Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your Notes. That cost will equal:

†	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking; plus

†	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of your Notes in preparing any documentation necessary for this assumption or undertaking.

General Terms of the Notes

During the default quotation period for your Notes, which we describe below, the holders of your Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

†	no quotation of the kind referred to above is obtained; or

†	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business days objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

†	A-1 or higher by Standard & Poor’s, a subsidiary of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency; or

†	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment and Delivery

Any payment on the Notes upon an automatic call or any payment or delivery on your Notes at maturity will be made to accounts designated by you or the holder of your Notes and approved by us, or at the office of the trustee in New York City, but only when your Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary. We may make any delivery of shares of the underlying equity in the form of physical certificates ourselves or cause our agent to do so on our behalf.

General Terms of the Notes

Business Day

When we refer to a business day with respect to your Notes, we mean a day that is a business day of the kind described under “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the accompanying prospectus.

Modified Business Day

Any payment required to be made on any coupon payment date that is not a business day will be made on the next succeeding business day, unless that day falls in the next calendar month, in which case it will be made on the first preceding business day, with the same effect as if paid on the original due date.

Trading Day

A “trading day” is a business day, as determined by the calculation agent, on which trading is generally conducted on the primary U.S. securities exchange or market on which the underlying equity is listed or admitted for trading or, with respect to a security issued by a foreign issuer that is not listed or admitted to trading on a U.S. securities exchange or market, a day, as determined by the calculation agent, on which trading is generally conducted on the primary non-U.S. securities exchange or market on which such security is listed or admitted for trading.

Role of Calculation Agent

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, whether the closing price is greater than or equal to the initial price on any observation date, the final price of the underlying equity (including, without limitation, whether the final price of the underlying equity is less than the trigger price), antidilution adjustments, market disruption events, business days, observation dates, the default amount and the amount payable in respect of your Notes in its sole discretion. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

Booking Branch

The booking branch of UBS AG will be specified in the applicable pricing supplement.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of the underlying equity or underlying assets of an ETF and/or listed and/or over-the-counter options, futures or exchange-traded funds on the underlying equity or underlying assets of an ETF prior to and/or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

†	acquire or dispose of the underlying equity or underlying assets of an ETF,

†	acquire or dispose of positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the underlying equity or underlying assets of an ETF,

†

acquire or dispose of positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on indices designed to track the performance of any components of the U.S. or foreign equity or commodity markets, or

†	any combination of the three.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge position relating to the Notes on or before the final valuation date for your Notes. That step may involve sales or purchases of the underlying equity or underlying assets of an ETF, listed or over-the-counter options, futures, exchange-traded funds or other instruments on the underlying equity or underlying assets of an ETF, or listed or over-the-counter options, futures, exchange-traded funds or other instruments on indices designed to track the performance of any components of the U.S. equity markets. No holder of the Notes will have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time and payment at maturity of your Notes. See “Risk Factors” beginning on page PS-14 of this product supplement for a discussion of these adverse effects.

Supplemental U.S. Tax Considerations

The United States federal income tax consequences of your investment in the Notes are uncertain. The following is a general description of certain material United States federal income tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Notes and receiving payments of interest, principal and/or other amounts under the Notes. This summary is based upon the law as in effect on the date of this product supplement and is subject to any change in law that may take effect after such date.

This discussion applies to you only if you hold your Notes as capital assets for U.S. federal income tax purposes. This discussion does not apply to you if you are a member of a class of holders subject to special rules, such as:

†	a dealer in securities or foreign currencies,

†	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

†	a bank,

†	a regulated investment company or a real estate investment trust,

†	a life insurance company,

†	a tax exempt organization, including individual retirement accounts and “Roth IRAs”,

†

a person that owns the Notes as part of a hedging transaction, straddle, synthetic security, conversion transaction, or other integrated transaction, or enters into a “constructive sale” with respect to the Notes or a “wash sale” with respect to the Notes or the underlying stocks or underlying equities,

†	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this product supplement, changes to any of which subsequent to the date of this product supplement may affect the U.S. federal income tax consequences described herein. If you are considering the purchase of a Note, you should consult your own tax adviser concerning the application of the United States federal income tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdictions.

Except as otherwise noted under “Non-U.S. holders” below, this discussion is only applicable to you if you are a U.S. holder. You are a U.S. holder if you are a beneficial owner of a Note and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income tax regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons are authorized to control all of its substantial decisions.

An individual may, subject to certain exceptions, be deemed to be a resident of the United States by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such

Supplemental U.S. Tax Considerations

purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

If a partnership, or an entity treated as a partnership for U.S. federal income tax purposes, holds the Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Notes should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the Notes.

This discussion does not address the U.S. federal income tax consequences to you of holding or disposing of any underlying equity that you may receive in connection with your investment in the Notes. You should consult your own tax advisors concerning the application of U.S. federal income tax laws (or the laws of any other foreign taxing jurisdiction) to your beneficial ownership of any underlying equity received at maturity.

In addition, we will not attempt to ascertain whether any entity, the securities of which constitute the underlying equity, would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code or as a “United States real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. holder in the case of a PFIC and to a Non-U.S. holder in the case of a USRPHC, upon the sale, exchange or retirement of a Note, or any underlying equity received in connection with the Note. You should refer to authority by such entities and consult your tax adviser regarding the possible consequences to you if any such entity is or becomes a PFIC or USRPHC.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN A NOTE ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR NOTES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR NOTES.

In the opinion of Cadwalader, Wickersham & Taft LLP, based on certain factual representations received from us, it would be reasonable to treat your Notes as an investment unit consisting of (i) a non-contingent debt instrument issued by us to you (the “Debt Portion”) and (ii) a put option contract (the “Put Option”) in respect of the underlying equity, which you entered into with us on the trade date as part of your initial investment in the Notes. The terms of the Notes require you and us (in the absence of an administrative determination or judicial ruling to the contrary) to treat the Notes for all U.S. federal income tax purposes in accordance with such characterization, and any reports to the Internal Revenue Service (the “IRS”) and U.S. holders will be consistent with such treatment. In purchasing your Notes, you agree to these terms. Except as otherwise noted below, the discussion below assumes that the Notes will be so treated.

Treatment as an Investment Unit. If your Notes are properly treated as an investment unit consisting of a Debt Portion and Put Option, the Debt Portion of your Notes would likely be treated as having been issued for the principal amount of the Notes and interest payments on the Notes would likely be treated in part as payments of interest with respect to the Debt Portion and in part as payments for the Put Option. If the Notes have a term greater than one year, amounts treated as interest would be includible

Supplemental U.S. Tax Considerations

in income by you in accordance with your regular method of accounting for interest for United States federal income tax purposes. If the Notes have a term of one year or less, amounts treated as interest on the Debt Portion are likely to be subject to the general rules governing interest payments on short term notes and therefore would be required to be accrued by accrual-basis taxpayers (and cash-basis taxpayers that elect to accrue interest currently) on either the straight-line method, or, if elected, the constant yield method, compounded daily. Cash-basis taxpayers who do not elect to accrue interest currently are likely to be required to include interest into income upon receipt of such interest. Amounts treated as payments for the Put Option are likely to be deferred and would either be included in income by you upon the maturity of your Notes or would reduce the basis of any underlying equity you receive (or are deemed to receive if the cash equivalent is paid) upon the maturity of your Notes. Except as otherwise noted, the discussion below assumes that the payments for the Put Option component will be so treated. The terms of your Notes require you and us to treat the Debt Portion as paying interest and the Put Option as making payments as set forth in the applicable supplements.

The final Coupon payment on maturity would be taxable as described above. A cash payment of the full principal amount of your Notes upon the maturity of your Notes is likely to be treated as (i) payment in full of the principal amount of the Debt Portion, which does not result in the recognition of gain or loss if you are an initial purchaser of your Notes and (ii) the lapse of the Put Option which results in your recognition of short-term capital gain in an amount equal to the amount paid to you for the Put Option and deferred as described above.

A payment of the share delivery amount upon the maturity of your Notes is likely to be treated as (i) payment in full of the principal amount of the Debt Portion, which does not result in the recognition of gain or loss if you are an initial purchaser of your Notes and (ii) the deemed exercise by us of the Put Option at maturity with your purchase of underlying equity for an amount equal to the principal amount of your Notes. Your U.S. federal income tax basis in underlying equity you receive would equal the principal amount of your Notes less the amount of payments you received for the Put Option and deferred as described above. Your holding period in the underlying equity you receive would begin on the day after you beneficially receive such equity. If you receive the cash in lieu of a fractional share of underlying equity, you would generally recognize a short-term capital gain or loss in an amount equal to the difference between the amount of cash you receive and your tax basis (determined in the manner described above) in the shares of the underlying equity or the fractional share as the case may be.

If you receive the cash equivalent at maturity (plus the final Coupon payment, which will be treated as described above), you will be deemed to have cash-settled your obligation under the Put Option with a portion of the proceeds of the Debt Portion and you generally would recognize short-term capital gain or loss equal to (i) the amount of the cash received (other than the final coupon payment) on the Debt Portion less (ii) (x) the amount of the Debt Portion less (y) the payment received for the Put Option. The amount of such deemed payment will be added to the sale price of the Note allocated to the Debt Portion in determining gain or loss in respect of the Debt Portion. The deductibility of capital losses is subject to limitations.

Upon the exercise or cash settlement of a Put Option, a cash method U.S. holder of a short-term obligation that does not elect to accrue acquisition discount in income currently will recognize ordinary income equal to the accrued and unpaid acquisition discount.

Upon a sale or exchange of your Notes you would be required to apportion the value of the amount you receive between the Debt Portion and Put Option on the basis of the fair market values thereof on the date of the sale or exchange. You would recognize gain or loss with respect to the Debt Portion in an amount

Supplemental U.S. Tax Considerations

equal to the difference between (i) the amount apportioned to the Debt Portion and (ii) your adjusted United States federal income tax basis in the Debt Portion (which would generally be equal to the principal amount of your Notes if you are an initial purchaser of your Notes). Except to the extent attributable to accrued but unpaid interest with respect to the Debt Portion, such gain or loss would be capital gain or loss, which would be long-term if you held your Notes for more than one year. The amount of cash that is apportioned to the Put Option (together with any amount of premium received in respect thereof and deferred as described above) would be treated as short-term capital gain or loss with respect to the Put Option. If the value of the Debt Portion on the date of the sale of your Notes is in excess of the amount you receive upon such sale, you are likely to be treated as having made a payment to the purchaser equal to the amount of such excess in order to extinguish your rights and obligations under the Put Option. In such a case, you are likely to recognize short-term capital gain or loss in an amount equal to the difference between the premium you previously received in respect of the Put Option and the amount of the deemed payment made by you to extinguish the Put Option.

If you are a secondary purchaser of your Notes and the Notes have a term of more than one year, you would be required to allocate your purchase price for your Notes between the Debt Portion and the Put Option based on the respective fair market values of each on the date of purchase. If, however, the portion of your purchase price allocated to the Debt Portion in accordance with the preceding sentence is in excess of your purchase price for your Notes, you would likely be treated for tax purposes as having paid nothing for the Put Option (i.e., your purchase price for the Put Option) and as having received a payment for obligating yourself under the Put Option (which will be deferred as described above) in an amount equal to such excess. The portion of your purchase price that is allocated to the Put Option would likely be offset for tax purposes against amounts you subsequently receive with respect to the Put Option (including amounts received upon a sale of the Notes that are attributable to the Put Option), thereby reducing the amount of gain or increasing the amount of loss you would recognize with respect to the Put Option or with respect to the sale of any underlying equity you receive upon the settlement of the Put Option. It is possible that you could take a basis in the Debt Portion greater than your purchase price as a result of being treated as receiving a payment for obligating yourself under the Put Option. You should consult your tax advisor with respect to such rules if you purchase your Notes at a discount.

If you are a secondary purchaser of the Notes and the Notes have a term of one year or less, you would be required to allocate your purchase price for the security between the Debt Portion and Put Option based on the respective fair market values of each on the date of purchase. If the portion of your purchase price allocated to the Debt Portion is at a discount from the principal amount of the Notes, special market discount rules applicable to short-term debt instruments may apply. If, however, the portion of your purchase price allocated to the Debt Portion in accordance with the preceding sentence is in excess of your purchase price for your Notes, you are likely to be treated for U.S. federal income tax purposes as having paid nothing for the Put Option (i.e., your purchase price for the Put Option would be zero) and as having received a payment for obligating yourself under the Put Option (which will be deferred as described above) in an amount equal to such excess. The portion of your purchase price that is allocated to the Put Option is likely to be offset for tax purposes against amounts you subsequently receive with respect to the Put Option (including amounts received upon a sale of the Notes that are attributable to the Put Option), thereby reducing the amount of gain or increasing the amount of loss you would recognize with respect to the Put Option. It is possible that you could take a basis in the Debt Portion greater than your purchase price as a result of being treated as receiving a payment for obligating yourself under the Put Option. You should consult your tax advisor with respect to such rules if you purchase your Notes at a discount.

Supplemental U.S. Tax Considerations

Alternative Characterizations

Due to the absence of authorities that directly address the proper treatment of the Notes, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment of the Notes described above. If the IRS were successful in asserting an alternative treatment of the Notes, the timing and character of income on your Notes could differ materially from our description herein.

Contingent Debt Instrument. If the Notes have a term of more than one year, it is possible that the Notes could be treated as a single debt instrument subject to the special U.S. Treasury Regulations governing contingent debt instruments. If the Notes are so treated, the amount of interest you would be required to take into account for each accrual period would be determined by constructing a projected payment schedule for your Notes and applying rules similar to those for accruing original issue discount on a hypothetical non-contingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a non-contingent fixed rate debt instrument with other terms and conditions similar to the Notes and then determining as of the issue date a payment schedule (including all fixed payments of interest actually provided for and a hypothetical payment at maturity) that would produce the comparable yield. These rules would generally have the effect of (i) treating each payment of stated interest on your Notes in part as taxable interest income (to the extent of the comparable yield) and thereafter as a tax-free return of capital and (ii) requiring you to use an accrual (rather than the cash receipts and disbursements) method of accounting with respect to interest on your Notes. Further, any gain realized on the sale, exchange or redemption of a Note would be ordinary income and any loss would be ordinary to the extent of any interest with respect to the Notes that you included as income in the current year or preceding years, and thereafter would be capital loss.

If your Notes are treated as a contingent debt instrument and you purchase your Notes in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of your Notes, such excess or discount would not be subject to the generally applicable market discount and amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Notes in the secondary market at a price other than the adjusted issue price of your Notes, you should consult your tax advisor as to the possible application of such rules to you.

Contingent Short-Term Debt Instrument. If the Notes have a term of one year or less, it is possible that your Note could be treated as a single contingent short-term debt instrument. However, there are no specific rules that govern this type of instrument, and therefore if your Notes were characterized as a single contingent short-term debt instrument, the U.S. federal income tax treatment of your Notes would not be entirely clear.

Other Alternative Characterizations. Because there is no specific authority that addresses the U.S. federal income tax treatment of your Notes, it is possible that your Notes could be treated in a manner that differs from that described above. For example, it is possible that you may be required to include the entire coupon into income when it is received. It is also possible that your Notes may be characterized in whole or in part as a notional principal contract.

Notice 2008-2

The IRS has announced in Notice 2008-2 that it and the Treasury Department are considering whether holders of prepaid forward or financial contracts should be required to accrue income during the term of the transaction, even if such contracts are not otherwise treated as indebtedness for U.S. federal income tax purposes and solicited comments with respect to the appropriate methodology, scope and other tax

Supplemental U.S. Tax Considerations

issues associated with such transactions, including appropriate transition and effective dates. Legislation was also proposed in 2007 that, if it had been enacted, would have required holders of certain prepaid forward contracts to accrue income during the term of the transaction. It is possible that guidance or legislation, if any, that is adopted in the future may extend to Notes such as those described herein, in which case a U.S. holder may be required to accrue ordinary income over the term of the Notes. Prospective investors should consult their tax advisors regarding any potential alternative characterizations of the Notes.

Treasury Regulations Requiring Disclosure of Reportable Transactions

Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue Service Form 8886. An investment in the Notes or a sale of the Notes is not likely to be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Notes or a sale of the Notes to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Notes.

Recent Legislation

Medicare Tax on Net Investment Income. Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their advisers with respect to their consequences with respect to the 3.8% Medicare tax.

Information Reporting with respect to Foreign Financial Assets. Under recently enacted legislation, U.S. holders that are individuals (and to the extent provided in future regulations, entities) that own “specified foreign financial assets” may be required to file information with respect to such assets with their U.S. federal income tax returns for taxable years beginning after March 18, 2010, especially if such assets are held outside the custody of a U.S. financial institution. “Specified foreign financial assets” include stock or other securities issued by foreign persons and any other financial instrument or contract that has an issuer or counterparty that is not a United States person. Individuals that fail to provide such information are subject to a penalty of $10,000 for the taxable year. You are urged to consult your tax adviser as to the application of this legislation to your ownership of the Notes.

Proposed Legislation

House Ways and Means Committee. In 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the put option component of the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Supplemental U.S. Tax Considerations

Backup Withholding and Information Reporting

In general, information returns will be filed with the IRS in connection with payments of proceeds from a sale, exchange or settlement of Notes. If you are a noncorporate U.S. holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

†	payments of principal and interest on the Notes within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and

†	the payment of the proceeds from the sale of the Notes effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate U.S. holder that:

†	fails to provide an accurate taxpayer identification number,

†	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

†	in certain circumstances, fails to comply with applicable certification requirements.

Payment of the proceeds from the sale of the Notes effected at a foreign office of a broker generally will generally not be subject to information reporting or backup withholding. However, a sale of the Notes that is effected at a foreign office of a broker will generally be subject to information reporting and backup withholding if:

†	the proceeds are transferred to an account maintained by you in the United States,

†	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

†	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations.

In addition, a sale of the Notes effected at a foreign office of a broker will generally be subject to information reporting if the broker is:

†	a United States person,

†	a “controlled foreign corporation” for U.S. federal income tax purposes,

†	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

†

foreign partnership, if at any time during its tax year: (i) one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or (ii) such foreign partnership is engaged in the conduct of a United States trade or business.

Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person. The amount of any backup withholding imposed on a payment to you may be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Holders

If you are a Non-U.S. holder, subject to the discussion below regarding Sections 897 and 871(m) and “FATCA,” you should generally not be subject to United States withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding

Supplemental U.S. Tax Considerations

requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your foreign status including providing a properly executed and fully completed applicable IRS Form W-8. Gain from the sale or exchange of the Notes or settlement at maturity generally will not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the Non-U.S. holder in the United States or unless the Non-U.S. holder is a non-resident alien and is present in the United States for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied.

In general, gain realized on the sale, exchange or retirement of the Notes by a Non-U.S. holder will not be subject to federal income tax, unless:

†	the gain with respect to the Notes is effectively connected with a trade or business conducted by the Non-U.S. holder in the United States, or

†

the Non-U.S. holder is a nonresident alien individual who holds the Notes as a capital asset and is present in the United States for more than 182 days in the taxable year of the sale and certain other conditions are satisfied.

If the gain realized on the sale, exchange or retirement of the Notes by the Non-U.S. holder is described in either of the two preceding bullet points, the Non-U.S. holder may be subject to U.S. federal income tax with respect to the gain except to the extent that an income tax treaty reduces or eliminates the tax and the appropriate documentation is provided.

This discussion does not address the U.S. federal income tax consequences to you of holding or disposing of any underlying equity that you may receive in connection with your investment in the Notes. Such consequences may be adverse to you. For example, you may be subject to U.S. withholding tax on dividends received on any underlying equity received at maturity. You should consult your own tax advisors concerning the application of U.S. federal income tax laws to your beneficial ownership of any underlying equity received at maturity.

Further, we will not attempt to ascertain whether the issuer of any of the underlying equity would be treated as a “United States real property holding corporation” within the meaning of section 897 of the Internal Revenue Code of 1986, as amended (the “Code”). We also have not attempted to determine whether the Notes should be treated as “United States real property interests” as defined in section 897 of the Code. If the issuer of the underlying equity or the Notes were so treated, certain adverse U.S. federal income tax consequences could apply, including subjecting any gain to a non-U.S. Holder in respect of the underlying equity or a Note upon a sale, exchange, redemption or other taxable disposition of the underlying equity or Note to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 10% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of the underlying equity as a United States real property holding corporation or the Notes as United States real property interests.

Section 871(m) of the Internal Revenue Code requires withholding (up to 30%, depending on whether a treaty applies) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S.-source dividends, including payments or adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Notes, may be treated as dividend equivalents that are subject to U.S. withholding tax. If enacted in their current form, the regulations may impose a withholding tax on payments made on the Notes on or after January 1, 2014 that are treated as

Supplemental U.S. Tax Considerations

dividend equivalents. In that case, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. Further, Non-U.S. Holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the Notes in order to minimize or avoid U.S. withholding taxes.

The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e, certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest in dividends) and “pass-thru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.

Pursuant to final Treasury regulations published in the Federal Register on January 28, 2013, the withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain pass-thru payments made after December 31, 2016. Pursuant to a recently issued Internal Revenue Service Notice, FATCA withholding on “withholdable payments” begins on July 1, 2014, and pursuant to this Notice, withholding tax under FATCA would not be imposed on payments pursuant to obligations that are outstanding on July 1, 2014 (and are not materially modified after June 30, 2014). If, however, withholding is required, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear and the above description is based on proposed regulations and interim guidance. Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

If you are not a U.S. holder, you should consult your own tax advisors concerning the application of United States federal income tax laws to your particular situation, as well as any consequences of the purchase, ownership and disposition of the Notes or any underlying asset arising under the laws of any other taxing jurisdiction.

ERISA Considerations

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person” (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”)) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code (“Plan”). The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code (“Fiduciary”) would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the Notes. These exemptions are PTCE 84-14 (for transactions determined by independent qualified professional asset managers), 90-1 (for insurance company separate accounts), 91-38 (for bank collective investment funds), 95-60 (for insurance company general accounts) and 96-23 (for transactions managed by in-house asset managers). Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code also provide an exemption for the purchase and sale of securities where neither UBS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). Upon purchasing the Notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23, the service provider exemption or another applicable exemption. The discussion above supplements the discussion under “Benefit Plan Investor Considerations” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Unless otherwise specified in the applicable pricing supplement, with respect to each Note to be issued, UBS will agree to sell to UBS Securities LLC and/or UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. (as the case may be) will agree to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of the applicable pricing supplement. UBS Securities LLC and/or UBS Financial Services Inc. intend to resell the offered Notes at the original issue price to public applicable to the offered Notes to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell the Notes to securities dealers (the “Dealers”) at a discount from the original issue price applicable to the offered Notes of up to the underwriting discount set forth on the front cover of the applicable pricing supplement. In some cases, the Dealers may resell the Notes to other securities dealers who resell to investors and pay those other securities dealers all or part of the discount or commission they receive from UBS Securities LLC or UBS Financial Services Inc. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. As described in more detail under “Use of Proceeds and Hedging” on page PS-45, we or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes. UBS and/or its affiliates may earn additional income as a result of payments pursuant to these swap or related hedge transactions. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

UBS may use this product supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC, UBS Financial Services Inc., or any other affiliate of UBS may use this product supplement and accompanying prospectus in a market-making transaction for any Notes after their initial sale. In connection with any offering of the Notes, UBS, UBS Securities LLC, UBS Financial Services Inc., and any other affiliate of UBS or any other securities dealers may distribute this product supplement and accompanying prospectus electronically. Unless stated otherwise in the applicable confirmation of sale delivered by UBS or its agent, this product supplement and accompanying prospectus are being used in a market-making transaction.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, will have a “conflict of interest” in an offering of the Notes within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from any public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, each offering will be conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell the Notes in an offering to an account over which it exercises discretionary authority without the prior specific written approval of the accountholder.